Exhibit 2.1

PURCHASE AGREEMENT
by and between
CPS HOLDINGS, LLC,

CPS MEDIA, LLC,

DB & AS ENTERPRISES, INC.,

James F. Hughes, LLC,

and
REPAY HOLDINGS, LLC
Dated as of October 26, 2020

TABLE OF CONTENTS

Page

ARTICLE I Definitions	1
1.01	Definitions1
1.02	Interpretation11
ARTICLE II Purchase and Sale, Purchase Price, Allocation and Other Related Matters	11
2.01	Purchase and Sale11
2.02	Purchase Price.11
2.03	Closing Adjustment12
2.04	Post-Closing Adjustment.13
2.05	Closing Date Cash Amount Settlement.14
2.06	Earnout Payments.15
2.07	Sales and Transfer Taxes19
2.08	Withholding Taxes20
ARTICLE III Closing and Closing Date Deliveries	20
3.01	Closing20
3.02	Closing Deliveries by Seller Parties20
3.03	Closing Deliveries by Buyer22
3.04	Cooperation22
ARTICLE IV Representations and Warranties of the Seller Parties	22
4.01	Organization and Authority of the Seller Parties.22
4.02	Due Formation and Qualification; Membership Interests; No Subsidiaries.23
4.03	No Violations; Consents.24
4.04	Financial Statements.24
4.05	Absence of Changes25
4.06	Contracts.25
4.07	Real Property.27
4.08	Tangible Personal Property; Sufficiency.27
4.09	Litigation28
4.10	Compliance with Laws28
4.11	Labor Matters.29
4.12	Employee Benefit Matters.30

- i -

4.13	Taxes.32
4.14	Licenses and Permits34
4.15	Environmental Matters.35
4.16	Brokers35
4.17	Insurance.35
4.18	Intellectual Property.36
4.19	Transactions with Affiliates.38
4.20	Customers; Suppliers.38
4.21	Unlawful Payments39
4.22	Data Protection; Sensitive Data.39
4.23	Exclusivity of Representations and Warranties40
ARTICLE V Representations and Warranties of Buyer	40
5.01	Due Formation40
5.02	Authority40
5.03	No Violations.41
5.04	Brokers41
5.05	Litigation41
5.06	Financial Ability41
5.07	Acquisition of Interests for Investment41
5.08	Buyer’s Investigation and Reliance42
5.09	Exclusivity of Representations and Warranties42
ARTICLE VI Pre-Closing Covenants	43
6.01	Consents; Government Filings.43
6.02	Access to Records44
6.03	Conduct Pending Closing44
6.04	Commercially Reasonable Efforts46
6.05	Exclusive Dealing46
6.06	Notice of Certain Events47
ARTICLE VII Conditions to Closing Applicable to Buyer	47
7.01	Bring-Down of Seller Party Warranties and Covenants47
7.02	No Order47
7.03	Closing Deliverables47
ARTICLE VIII Conditions to Closing Applicable to Seller Parties	48

- ii -

8.01	Bring-Down of Buyer Warranties and Covenants48
8.02	No Order48
8.03	Closing Deliverables48
ARTICLE IX Termination	48
9.01	Termination48
9.02	Effect of Termination49
ARTICLE X Certain Other Understandings	49
10.01	Employee Matters.49
10.02	Tax Matters.51
10.03	Post-Closing Access to Records and Records Retention.54
10.04	Contact with Customers, Suppliers, and Other Business Relations55
10.05	D&O Indemnification.55
ARTICLE XI Indemnification	56
11.01	Indemnification Obligations of the Seller Parties56
11.02	Indemnification Obligations of Buyer57
11.03	Indemnification Procedure.57
11.04	Survival59
11.05	Liability Limits59
11.06	Offset60
11.07	Materiality61
11.08	Tax Treatment of Indemnification.61
ARTICLE XII Miscellaneous	61
12.01	Cost and Expenses61
12.02	Entire Agreement; Amendment61
12.03	Counterparts61
12.04	Assignment, Successors and Assigns61
12.05	Savings Clause61
12.06	Headings62
12.07	Governing Law62
12.08	Press Releases62
12.09	U.S. Dollars62
12.10	Notices.62
12.11	No Third Party Beneficiaries63

- iii -

12.12	Jurisdiction and Consent to Service63
12.13	Equitable Remedies64
12.14	WAIVER OF A JURY TRIAL64
12.15	No Presumption Against Drafter64
12.16	Disclosure Schedules64
12.17	Waiver of Conflicts64
12.18	Sellers’ Representative.65

INDEX OF DEFINED TERMS

TermPageTermPage

Adjustment Report	13
Agreement	1
Allocation Methodology	52
Allocation Schedule	53
Buyer	1
Buyer Indemnified Parties	55
Buyer Losses	55
Closing	20
Closing CPS Cash	13
Closing CPS Change of Control Payments	13
Closing CPS Indebtedness	13
Closing CPS Working Capital	13
Closing Date	20
Closing Date Cash Amount	11
Closing MPI Cash	13
Closing MPI Change of Control Payments	13
Closing MPI Indebtedness	13
Closing MPI Working Capital	13
Closing Statement	13
Closing Transaction Expenses	13
COBRA	49
Companies	1
Company Employees	49
Company Licensed Software	36
Company Proprietary Software	36
CPS Adjustment Deficit	14
CPS Adjustment Escrow Fund	12
CPS Adjustment Escrow Shortfall	14
CPS Closing Payment	11
CPS Media	1
CPS Membership Interests	1
CPS Payment	1
CPS Purchase Price	11
CPS Seller	1
Current Balance Sheet Date	5
Custom Payment	1
Custom Payment Membership Interests	1
D&O Indemnified Parties	55
DB&AS	1
Disputed Earnout Items	17
Earnout Amounts	16
Earnout Periods	16
Employee Plans	30
Employment Matters	29
End Date	48
Environmental Permits	34
Escrow Agreement	12
Estimated CPS Cash	12
Estimated CPS Change of Control Payments	12
Estimated CPS Indebtedness	12
Estimated CPS Transaction Expenses	12
Estimated CPS Working Capital	12
Estimated MPI Cash	12
Estimated MPI Change of Control Payments	12
Estimated MPI Indebtedness	12
Estimated MPI Transaction Expenses	12
Estimated MPI Working Capital	12
Estimated Statement	12
Final Closing Adjustment Statement	14
Final Earnout Statement	18
First Earnout Period B Amount	16
First Earnout A Amount	15

- iv -

First Earnout Amount	15
First Earnout Period	16
First Earnout Period A	16
First Earnout Period B	16
Hughes	1
Indemnified Party	56
Indemnifying Party	57
Independent Auditors	14
Interim Financial Statements	5
Lease Agreement	27
Limited License	37
Material Contracts	25
Media Payments	1
Membership Interests	1
MPI Adjustment Deficit	15
MPI Adjustment Escrow Fund	12
MPI Adjustment Escrow Shortfall	15
MPI Closing Date Cash Amount	11
MPI Closing Payment	11
MPI Membership Interests	1
MPI Purchase Price	11
Net Revenue	17
Pass-Through Tax Return	51
Payment Partners	38
Permits	34
Post-Closing Plans	49
Potential Transaction	46
Pre-Closing Tax Period	51
Preliminary Earnout Statement	17
Proceeding	28
R&W Insurance Policy	1
Second Earnout Amount	16
Second Earnout Period	17
Seller Indemnified Parties	56
Seller Losses	56
Seller Parties	1
Seller Party	1
Sellers	1
Sellers’ Representative	64
Settlement Date	14
Straddle Period	51
Tax Proceeding	52
Third-Party Processor	4
Top Customers	38
Top Integration Partners	38
Top Referral Partners	38
Top Suppliers	38
Transfer Taxes	19
WARN Act	29

- v -

PURCHASE AGREEMENT

This Purchase Agreement is made and entered into this 26th day of October, 2020 (this “Agreement”) by and between CPS Holdings, LLC, a South Carolina limited liability company (“CPS Seller”), CPS Media, LLC, an Indiana limited liability company (“CPS Media”), DB & AS Enterprises, Inc., a Delaware corporation (“DB&AS”), James F. Hughes, LLC, a Connecticut limited liability company (“Hughes” and, together with CPS Seller, CPS Media, and DB&AS, “Sellers”), Repay Holdings, LLC, a Delaware limited liability company (“Buyer”), and CPS Holdings, LLC, in its capacity as the Sellers’ Representative. Sellers are sometimes referred to herein, individually, as a “Seller Party” and, collectively, as the “Seller Parties.”

Recitals:

A.CPS Seller owns 100% of the membership interests of CPS Payment Services, LLC (the “CPS Membership Interests”), an Indiana limited liability company (“CPS Payment”), and Custom Payment Systems, LLC (the “Custom Payment Membership Interests”), an Indiana limited liability company (“Custom Payment”).

B.CPS Media, DB&AS, and Hughes (collectively, the “MPI Sellers”) together own 100% of the membership interests of Media Payments, LLC (the “MPI Membership Interests” and, together with the CPS Membership Interests and the Custom Payment Membership Interests, the “Membership Interests”), an Indiana limited liability company (“Media Payments” and, together with CPS Payment and Custom Payment, the “Companies” and each a “Company”).

C.Concurrently with the execution of this Agreement, (i) Buyer is acquiring a representation and warranty insurance policy covering certain representations and warranties set forth in this Agreement (the “R&W Insurance Policy”); (ii) each Key Employee is entering into an Employment Agreement between such Key Employee and Buyer or an Affiliate of Buyer; (iii) each Other Employee is entering into a Transitional Consulting Agreement between such Other Employee and Buyer or an Affiliate of Buyer; and (iii) each Key Employee and each Other Employee is entering into a Restrictive Covenants Agreement.

D.Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Membership Interests on the terms and subject to the conditions hereinafter set forth.

Now, therefore, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
Definitions

Definitions

. In addition to the terms defined in this Agreement, whenever used herein, the following capitalized terms shall have the meanings set forth below:

“Accounting Principles” shall mean the accounting principles described in Exhibit A attached hereto.

“Affiliate” shall mean a Person that, directly or indirectly, is controlled by, controls or is under common control with, another Person.  As used in the preceding sentence, “control” shall mean (a) the ownership of more than 50% of the voting securities or other voting interest of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“BMO” means BMO Harris Bank, N.A.

“BMO Line of Credit” means the revolving line of credit available to CPS Payment pursuant to that certain Master Credit Agreement, dated August 31, 2016, by and between CPS Payment Services, LLC and BMO Harris Bank, N.A.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.01 (Due Formation); Section 5.02 (Authority) and Section 5.04 (Brokers).

“Buyer Material Adverse Effect” means any event, circumstance, change, or effect that materially impairs or delays the ability of Buyer to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby.

“CARES Act” means The Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (03/27/2020).

“Cash” shall mean the amount of cash and cash equivalents (as defined by GAAP) of the Companies. For the avoidance of doubt, Cash shall (a) be calculated net of the amount of any outstanding checks, and (b) include checks and drafts deposited for the account of any of the Companies.

“Change of Control Payments” means all amounts payable by the Companies to any employee, independent contractor, manager or other Person as a result of the consummation of the transactions contemplated by this Agreement (whether solely as a result of the consummation of the transactions contemplated by this Agreement or in combination with any related event or circumstances such as termination of employment or other service) pursuant to an agreement between the Companies and such Persons existing as of the date of the Closing Date, including, without limitation, any change in control or sale payments or bonuses, phantom equity or units, restricted units, severance and other similar payments, and the employer portion of any employment, payroll or other Tax withholdings or similar Taxes thereon, and not paid in full prior to the Closing Date, but excluding Transaction Expenses and, excluding any employment, retention, or similar agreements or arrangements entered into by any Company at the written request of Buyer.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means the Intellectual Property Rights owned, or purported to be owned, by the Companies, including all Company Registered Intellectual Property.

“Company Registered Intellectual Property” means all Company Intellectual Property that are the subject of applications, certificates, filings, registrations, or other documents issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction, including all applications, reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patent rights or trademark rights.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between M&A Ventures, LLC and CPS Payment, dated February 27, 2020.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

“COVID-19 Quarantine Period” means with respect to each regular work location of the Companies the period during which the state or local Governmental Authority restricted nonessential work at such location.

“CPS Adjustment Escrow Amount” means $325,000.

“CPS Cash” shall mean the Cash held by CPS Payment and Custom Payment, collectively, and shall exclude, for the avoidance of doubt, the cash held in custodial accounts for the account of customers of CPS Payment (but not any cash held in such accounts that has been recognized, or would be properly recognized, as revenue to CPS Payment, in each case, in accordance with GAAP and the Accounting Principles), which shall be excluded from the calculation of “CPS Cash” as of the Closing Date.

“CPS Change of Control Payments” means the Change in Control Payments attributable to CPS Payment and Custom Payment, collectively.

“CPS Indebtedness” shall mean the Indebtedness of CPS Payment and Custom Payment, collectively, provided, however, that any outstanding extensions of credit pursuant to the BMO Line of Credit shall not be considered “CPS Indebtedness” for purposes of calculating the CPS Closing Payment, Estimated CPS Adjustment Amount, or Final CPS Adjustment Amount to the extent such outstanding extensions of credit relate to prefunding customer accounts for payments that have not yet processed.

“CPS Transaction Expenses” shall mean 87.18% of the Transaction Expenses.

“CPS Working Capital” means the Working Capital of CPS Payment and Custom Payment, calculated on a consolidated basis.

“Current Assets” shall mean all accounts receivable, inventories, and prepaid and other current assets of a Company, all as defined according to the Accounting Principles.

“Current Liabilities” shall mean all accounts payable, accrued expenses and other current liabilities of a Company, all as defined according to the Accounting Principles.

“Customers of the Companies” shall mean customers of the Companies existing on the Closing Date and any customers referred or generated by the Companies’ agents or channel partners.

“Data Compromise Event” shall mean any actual or reasonably suspected unauthorized access, acquisition, use or disclosure, or theft of Personal Information from (i) any Company, or (ii) a third party vendor of any Company that Processes Sensitive Data for or on behalf of the Companies (a “Third-Party Processor”) that occurs while such Sensitive Data is in the possession or control of a Company or Third-Party Processor, in each case to the extent that any amount of Personal Information of any Company or any Company’s customers is actually, or reasonably suspected to be, affected.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, local, and non-U.S.) applicable to data privacy, data security, and/or personal information, including the California Consumer Privacy Act (CCPA), General Data Protection Regulation (GDPR), and Federal Trade Commission’s Fair Information Principles, as well as industry standards applicable to any Company.

“Disclosure Schedule” shall mean the letter dated even date herewith delivered to Buyer from the Seller Parties simultaneously with the execution and delivery of this Agreement.

“Employment Agreements” means each of those employment agreements dated as of the date hereof between Buyer or an Affiliate of Buyer and a Key Employee.

“Environmental Laws” shall mean any and all federal, state or local Laws relating to pollution or protection of human health or the environment, or the protection of human health from Hazardous Substances, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq.; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq.,; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Material Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); and (viii) any state, county, municipal or local Laws similar or analogous to the federal statutes listed in parts (i) - (vii) of this subparagraph.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity, trade or business, whether or not incorporated, that, together with any of the Companies, would be treated at any relevant time as a single employer within the meaning of Code Section 414 or ERISA Section 4001(b).

“Escrow Agent” shall mean U.S. Bank National Association, as escrow agent.

“Estimated CPS Adjustment Amount” shall mean an amount equal to (A) the amount of the Estimated CPS Change of Control Payments, plus (B) the amount of the Estimated CPS Indebtedness, plus (C) the amount of the Estimated CPS Transaction Expenses, plus (D) the amount, if any, by which $325,000 exceeds the Estimated CPS Working Capital, minus (E) the amount, if any, by which the Estimated CPS Working Capital exceeds $325,000, minus (F) the amount of the Estimated CPS Cash.

“Estimated MPI Adjustment Amount” shall mean an amount equal to (A) the amount of the Estimated MPI Change of Control Payments, plus (B) the amount of the Estimated MPI Indebtedness, plus (C) the amount of the Estimated MPI Transaction Expenses, plus (D) the amount, if any, by which $250,000 exceeds the Estimated MPI Working Capital, minus (E) the amount, if any, by which the Estimated MPI Working Capital exceeds $250,000, minus (F) the amount of the Estimated MPI Cash.

“Final CPS Adjustment Amount” shall mean an amount equal to (A) the amount of the Closing CPS Change of Control Payments, plus (B) the amount of the Closing CPS Indebtedness, plus (C) the amount of the Closing CPS Transaction Expenses, plus (D) the amount, if any, by which $325,000 exceeds the Closing CPS Working Capital, minus (E) the amount, if any, by which the Closing CPS Working Capital exceeds $325,000, minus (F) the amount of the Closing CPS Cash.

“Final MPI Adjustment Amount” shall mean an amount equal to (A) the amount of the Closing MPI Change of Control Payments, plus (B) the amount of the Closing MPI Indebtedness, plus (C) the amount of the Closing MPI Transaction Expenses, plus (D) the amount, if any, by which $250,000 exceeds the Closing MPI Working Capital, minus (E) the amount, if any, by which the Closing MPI Working Capital exceeds $250,000, minus (F) the amount of the Closing CPS Cash.

“Financial Statements” shall mean (a) the audited balance sheets of CPS Seller as of December 31, 2019 and December 31, 2018 and the related audited statements of income, statements of members’ equity and statements of cash flows of CPS Seller for the years then ended, (b) the unaudited balance sheets of Media Payments as of December 31, 2019 and December 31, 2018 and the related unaudited profit and loss statements for the years then ended, and (c) the unaudited balance sheets of CPS Seller and Media Payments as of July 31, 2020 (such date, the “Current Balance Sheet Date”) and the related unaudited profit and loss statements for the seven (7)-month period ended July 31, 2020 (the “Interim Financial Statements”).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean the government of the United States or any other nation, or any state or other political subdivision of any of the foregoing and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substances” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any

Environmental Law, including oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, asbestos, and polychlorinated biphenyls (PCBs).

“Indebtedness” shall mean all of the following liabilities or obligations, without duplication: (a) in respect of borrowed money or represented by notes, bonds, debentures or other similar instruments, including for the avoidance of doubt, any PPP Loan; (b) for deferred purchase price of property or services (including all obligations under any acquisition agreements pursuant to which any of the Companies is, or may be, responsible for any earn-out, note payable or other contingent payments); (c) in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances (including contingent reimbursement obligations or any other commitments assuring a creditor against loss), but only to the extent drawn or called; (d) in respect of prepaid revenue; (e) under hedging, interest rate swap, derivative or similar agreements; (f) under finance leases (as determined under GAAP); (g) all obligations of the type referred to in clauses (a) through (f) of any other Person for the payment of which any Company is or may become responsible or liable pursuant to a guarantee or any other comparable arrangement; (h) any deferred payroll Taxes pursuant to Section 2302 of the CARES Act; and (i) any accrued interest on the obligations or liabilities described in clauses (a) through (h) and any prepayment premiums or penalties or similar expenses related to any of the foregoing that would be payable if such obligations or liabilities were paid in full, provided, however, that “Indebtedness” shall not include any Current Liabilities taken into account for purposes of calculating Working Capital.

“Intellectual Property Rights” shall mean any or all of the following and all rights arising out of or associated therewith: (a) trade names, trademarks, trademark registrations, domain names, trademark applications, service marks, service mark registrations, service mark applications and the goodwill of any business symbolized thereby; (b) copyrights, copyrightable works, copyright registrations, copyright applications; (c) patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors’ certificates); licenses and sublicenses with respect to any of the foregoing; and (d) trade secrets, know-how, technical information, computer software (including source code and object code) and related documentation, databases and data collections, proprietary manufacturing information and inventions, drawings and designs.

“IRS” shall mean the Internal Revenue Service.

“Key Employees” shall mean each of Wade Eckman, Ken Barrett, Richard Otruba and Jim Hughes.

“Knowledge of the Seller Parties,” “Seller Parties’ Knowledge” or similar language shall mean (i) the actual knowledge of Wade Eckman, Ken Barrett, Jim Hughes, Richard Otruba, Scott Saltmarsh and Jeff Wiesinger, and (ii) all facts that such Persons should have known with respect to the matters at hand if such Persons exercised the same level of diligence that a reasonably prudent person would have exercised in the same position.

“Law” shall mean any law (including common law), statute, regulation, ordinance, rule, Order, judgment, or governmental requirement enacted, promulgated or imposed or entered into with any Governmental Authority.

“Leased Real Property” shall mean the real property that is not owned in fee simple by the Companies that the Companies either occupy or use or have the right to occupy or use, together with all buildings, structures and other improvements, fixtures and easements, rights of way, water lines, uses, licenses, hereditaments, tenements, privileges and other appurtenances located thereon.

“Lien” shall mean any mortgage, lien, charge, adverse claim, restriction, pledge, security interest, option, lease or sublease, license or sublicense, or encumbrance of any nature whatsoever.

“Material Adverse Effect” shall mean any result, occurrence, fact, event, circumstance, change, or effect that, individually or in the aggregate with any other results, occurrences, facts, events, circumstances, changes or effects, has or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or financial condition of the Companies, taken as a whole, or (b) the ability of the Seller Parties to timely perform their obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would occur, (i) changes in general economic, political, financial market or business conditions, (ii) general changes or developments in the industry in which the Companies operate, (iii) changes in any applicable Laws, GAAP or enforcement or interpretations thereof, (iv) the Companies’ failure to meet internal projections, budgets, plans or forecasts (but the underlying causes of such failure to meet such projections, budgets, plans or forecasts may be considered unless otherwise excluded hereunder), (v) any outbreak or escalation of hostilities or war or any act of terrorism, (vi) any natural or man-made disaster or acts of God (including earthquakes, storms, severe weather, fires, floods and natural catastrophes), (vii) the announcement, pendency, or completion of the transactions contemplated by this Agreement or the identity of Buyer or its Affiliates as the acquiror of the Companies, including any impact on the relationships with employees, regulators, customers, and suppliers of the Companies or any Proceeding arising therefrom or in connection therewith, (viii) any action required to be taken by the Seller Parties or the Companies by the terms of this Agreement or taken by a Seller Party or a Company at the request or direction of, or with the consent of, Buyer, (ix) any epidemic, pandemic or disease outbreak (including the continuing effects of the COVID-19 pandemic), or (x) the failure to take any action as a result of any restrictions or prohibitions set forth in this Agreement with respect to which Buyer has refused to provide a waiver on a timely basis or at all; provided, however, that any result, occurrence, fact, event, circumstance, change or effect referred to in the foregoing clauses (i), (ii), (iii), (v), (vi) and (ix) shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such result, occurrence, fact, event, circumstance, change or effect has a materially disproportionate effect on the Companies compared to other participants in the industries in which the Companies operate.

“MPI Adjustment Escrow Amount” means $500,000.

“MPI Cash” shall mean the Cash held by Media Payments, and shall exclude, for the avoidance of doubt, the cash held in custodial accounts for the account of customers of Media Payments (but not any cash held in such accounts that has been recognized, or would be properly recognized, as revenue to Media Payments, in accordance with GAAP and the Accounting Principles), which shall be excluded from the calculation of “MPI Cash” as of the Closing Date.

“MPI Change of Control Payments” means the Change in Control Payments attributable to Media Payments.

“MPI Indebtedness” shall mean the Indebtedness of Media Payments.

“MPI Seller’s Pro Rata Percentage” shall mean 20% in the case of Hughes, 40% in the case of DB&AS, and 40% in the case of CPS Media.

“MPI Transaction Expenses” shall mean 12.82% of the Transaction Expenses.

“MPI Working Capital” means the Working Capital of Media Payments.

“Multiemployer Plan” has the meaning set forth in Sections 3(37) and 4001(a)(3) of ERISA.

“Order” shall mean any decree (consent or otherwise), injunction, order, ruling, writ, or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be legally binding and enforceable on any Person or its securities, assets or business.

“Ordinary Course” shall mean the usual and ordinary course of business of the Companies consistent with past practice.

“Other Employees” shall mean each of Scott Saltmarsh and Jeff Wiesinger.

“Payment Network” means MasterCard International, Inc., VISA U.S.A., Inc., VISA International, Inc., Discover, JCB, American Express, NACHA and any other card association, payment network or similar entity.

“Permitted Exceptions” shall mean the following:

(a)Liens for Taxes, assessments and charges and other claims not yet payable or the validity of which are being contesting in good faith through appropriate proceedings and for which reserves are maintained on the respective Company balance sheet in accordance with GAAP;

(b)mechanic’s, workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the Ordinary Course, that are appropriately reflected in the Financial Statements and are not yet due and payable;

(c)Liens in respect of any pledges or deposits that are appropriately reflected in the Financial Statements and are not yet due and payable;

(d)all existing general utility easements serving the Leased Real Property and all other instruments and encumbrances that affect the Leased Real Property and are recorded in the public records where the Leased Real Property is located that do not materially impair the occupancy or use of such real property by the Companies for the purposes for which such Leased Real Property is currently used;

(e)all matters that would be shown on a current and accurate survey of the Leased Real Property that do not materially impair the occupancy or use of such real property by the Companies for the purposes for which such Leased Real Property is currently used; and

(f)zoning laws and ordinances affecting the Leased Real Property that are not violated by the current use and operation of such Leased Real Property;

“Person” shall mean any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, trust, association or other unincorporated entity of any kind.

“PCI-DSS” means the information security standard maintained by the PCI Security Standards Council and applicable to organizations that handle payment and/or personal information.

“Personal Information” shall mean any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including any information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Privacy Laws.

“PPP Loan” means a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act.

“Privacy Laws” shall mean all applicable Laws and binding guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Sensitive Data.

“Processing” shall mean any operation performed on Sensitive Data, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Sensitive Data.

“Purchase Price” shall mean the CPS Purchase Price and the MPI Purchase Price, collectively.

“Restrictive Covenant Agreements” means each of those non-competition, non-solicitation and non-disclosure agreements dated as of the date hereof between Buyer or and a Key Employee or an Other Employee.

“Seller Party Fundamental Representations” means the representations and warranties contained in Section 4.01 (Organization and Authority of the Seller Parties); Section 4.02 (Due Formation and Qualification; Membership Interests; No Subsidiaries) and Section 4.16 (Brokers).

“Sensitive Data” means accountholder or cardholder data, sensitive authentication data, and any Personal Information.

“Systems” means the computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, communications, telecommunications, third party software, networks, peripherals and computer systems,   and other similar or related items of automated, computerized and/or software systems that are used by any Company in the conduct of its business and over which such Company has control.

“Taxes” shall mean all taxes, charges, duties (including custom duties), levies or other assessments, including income, gross receipts, net proceeds, capital gains, ad valorem, turnover, real and personal property (tangible and intangible), escheat, sales, use, franchise, excise, goods and services, harmonized sales, value added, stamp, leasing, lease, user, transfer, land transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, employer health, payroll, environmental, capital stock, disability, severance, employee’s income withholding, other withholding, unemployment and Social Security taxes, employment insurance, health insurance and other government pension plan premiums or contributions that are imposed by any Taxing Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Tax Return” shall mean any return, report, information return or other document filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including schedules, supporting documents, or attachments thereto and any amendment thereof.

“Taxing Authority” shall mean the IRS or any other state, local or foreign Governmental Authority responsible for the assessment and collection of Taxes.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Restrictive Covenant Agreements, the Employment Agreements, and the Transitional Consulting Agreements, together with such other instruments, documents, agreements and certificates contemplated by this Agreement.

“Transaction Expenses” shall mean all fees, costs and expenses incurred by any of the Companies in connection with this Agreement and the transactions contemplated hereby, including accounting, legal and broker fees, in each case that remain unpaid at Closing.

“Transitional Consulting Agreements” means each of those transitional consulting agreements dated as of the date hereof between Buyer or an Affiliate of Buyer and an Other Employee.

“Working Capital” shall mean, as of a particular date, the Current Assets minus the Current Liabilities calculated consistent with the Accounting Principles of a particular Company, each as of such date, and, to the extent not in conflict with the Accounting Principles, the policies, practices and methodologies applied in the preparation of the example calculation set forth on Exhibit B hereto.

Interpretation

. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement, (d) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement, (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person) and (f) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

ARTICLE II
Purchase and Sale, Purchase Price, Allocation and Other Related Matters

Purchase and Sale

. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign, convey, transfer and deliver to Buyer and Buyer shall acquire from such Seller, the Membership Interests set forth opposite such Seller’s name on Section 2.01 of the Disclosure Schedule, which Membership Interests constitute all of the membership interests and other ownership interests in the Companies, free and clear of all Liens (other than restrictions imposed by state and federal securities laws).

2.02Purchase Price.

(a)Subject to adjustment as set forth in Sections 2.03, 2.04 and 2.05, the aggregate purchase price payable by Buyer to CPS Seller for the CPS Membership Interests and the Custom Payment Membership Interests (the “CPS Purchase Price”) shall be (i) an amount equal to $68,000,000 in cash (the “CPS Closing Date Cash Amount”), and (ii) the right to receive up to $15,000,000 in Earnout Amounts pursuant to the terms and conditions of Section 2.06.

(b)Subject to adjustment as set forth in Sections 2.03, 2.04 and 2.05, the aggregate purchase price payable by Buyer to the MPI Sellers for the MPI Membership Interests (the “MPI Purchase Price”) shall be an amount equal to $10,000,000 in cash (the “MPI Closing Date Cash Amount”).

(c)At Closing, Buyer shall:

(i) pay to CPS Seller an amount equal to (A) the CPS Closing Date Cash Amount as adjusted pursuant to the second-to-last sentence of Section 2.03, minus (B) the Estimated CPS Transaction Expenses, minus (C) the Estimated CPS Indebtedness, minus (D) the Estimated CPS Change of Control Payments, minus (E) the CPS Adjustment Escrow Amount, plus (F) the Estimated CPS Cash, such payments to be by wire transfer of immediately available funds to the account of CPS Seller (such account to be designated in writing by the Sellers’ Representative to Buyer no later than three (3) Business Days prior to the Closing Date) (such aggregate amounts paid to CPS Seller, the “CPS Closing Payment”);

(ii)pay to each MPI Seller such MPI Seller’s Pro Rata Percentage of an amount equal to (A) the MPI Closing Date Cash Amount as adjusted pursuant to the last sentence of Section 2.03, minus (B) the Estimated MPI Transaction Expenses, minus (C) the Estimated MPI Indebtedness, minus (D) the Estimated MPI Change of Control Payments, minus (E) the MPI Adjustment Escrow Amount, plus (F) the Estimated MPI Cash, such payments to be by wire transfer of immediately available funds to the account of such MPI Seller (such account to be designated in writing by the Sellers’ Representative to Buyer no later than three (3) Business Days prior to the Closing Date) (such aggregate amounts paid to MPI Sellers, the “MPI Closing Payment”);

(iii)repay, or cause to be repaid on behalf of the Companies, the CPS Estimated Indebtedness and MPI Estimated Indebtedness pursuant to payoff letters delivered pursuant to Section 3.02(g); provided, however, that in the event prior to Closing (A) CPS Payment has used all proceeds from the PPP Loan; (B) CPS Payment has submitted its forgiveness application and required supporting documentation with respect to the PPP Loan to BMO, and (C) CPS Seller has established an interest-bearing escrow account controlled by BMO (or another financial institution approved in writing by BMO), Buyer shall deposit or cause to be deposited an amount equal to the outstanding balance of the PPP Loan with BMO (or such other financial institution approved in writing by BMO), which amount shall be released to CPS Seller to the extent successfully forgiven and otherwise in accordance with the terms and conditions of an escrow agreement entered into with respect to such escrow account, which escrow agreement shall be in form and substance reasonably satisfactory to Buyer;

(iv)pay, or cause to be paid on behalf of the Companies, the Estimated CPS Transaction Expenses and Estimated MPI Transaction Expenses;

(v)pay, or cause to be paid on behalf of the Companies, to the applicable payee(s) the Estimated CPS Change of Control Payments and Estimated MPI Change of Control Payments (in each case, net of applicable tax withholdings), to the extent due and payable at that time, with any remaining amounts to be paid when due after the Closing Date; and

(vi)deposit or cause to be deposited with the Escrow Agent (A) the CPS Adjustment Escrow Amount, which CPS Escrow Amount (together with any earnings thereon, the “CPS Adjustment Escrow Fund”) shall be held and released in accordance with this Agreement and the terms and conditions of that certain escrow agreement, dated as of the Closing Date, by and among the Sellers’ Representative, Buyer and the Escrow Agent in the form of Exhibit C (the “Escrow Agreement”), and (B) the MPI Adjustment Escrow Amount, which MPI Adjustment Escrow Amount (together with any earnings thereon, the “MPI Adjustment Escrow Fund”) shall be held and released in accordance with this Agreement and the terms and conditions of that Escrow Agreement.

2.03Closing Adjustment

.  No later than three (3) Business Days before the Closing, the Companies shall prepare, and the Sellers’ Representative shall deliver to Buyer, (a) a statement (the “Estimated Statement”) setting forth their good faith estimate of the CPS Working Capital (the “Estimated CPS Working Capital”), the MPI Working Capital (the “Estimated MPI Working Capital”), the CPS Cash (the “Estimated CPS Cash”), the MPI Cash (the “Estimated MPI Cash”), the CPS Indebtedness (the “Estimated CPS Indebtedness”), MPI Indebtedness (the “Estimated MPI Indebtedness”), the CPS Transaction Expenses (the “Estimated CPS Transaction

Expenses”), the MPI Transaction Expenses (the “Estimated MPI Transaction Expenses”), the CPS Change of Control Payments (the “Estimated CPS Change of Control Payments”), and the MPI Change of Control Payments (the “Estimated MPI Change of Control Payments”), in each case as of the Closing Date, which statement shall be prepared in accordance with GAAP and the Accounting Principles and (b) the payee and the amount of all Transaction Expenses and all Change of Control Payments. Prior to the Closing, the Sellers’ Representative shall (i) provide to Buyer any books, records and other documents pertaining to or used in connection with the preparation of the Estimated Statement and requested by Buyer, and (ii) consider any reasonable comments of Buyer with respect to the Estimated Statement. The CPS Closing Date Cash Amount shall be (x) increased dollar-for-dollar by the amount the Estimated CPS Working Capital exceeds $325,000 or (y) decreased dollar-for-dollar by the amount the Estimated CPS Working Capital is less than $325,000. The MPI Closing Date Cash Amount shall be (x) increased dollar-for-dollar by the amount the Estimated MPI Working Capital exceeds $250,000 or (y) decreased dollar-for-dollar by the amount the Estimated MPI Working Capital is less than $250,000.

2.04Post-Closing Adjustment.

(a)Buyer shall prepare and deliver to the Sellers’ Representative within ninety (90) days after the Closing Date a statement (the “Closing Statement”) setting forth its calculation of the CPS Working Capital, MPI Working Capital, CPS Cash, MPI Cash, CPS Indebtedness, MPI Indebtedness, CPS Change of Control Payments, MPI Change of Control Payments, and Transaction Expenses as of the Closing Date (as finally determined pursuant to Section 2.04(b) or (c), the “Closing CPS Working Capital,” Closing MPI Working Capital,” “Closing CPS Cash,” “Closing MPI Cash,” the “Closing CPS Indebtedness, ” “Closing MPI Indebtedness, ” the “Closing CPS Change of Control Payments,” the “Closing MPI Change of Control Payments,” the “Closing Transaction Expenses” respectively).

(b)Within thirty (30) days after the Closing Statement is delivered to the Sellers’ Representative pursuant to Section 2.04(a), the Sellers’ Representative shall deliver to Buyer either (i) a written acknowledgement accepting the Closing Statement and the calculation of Closing CPS Working Capital, Closing MPI Working Capital, Closing CPS Cash, Closing MPI Cash, Closing CPS Indebtedness, Closing MPI Indebtedness, Closing CPS Change in Control Payments, Closing MPI Change in Control Payments, and Closing Transaction Expenses as set forth therein or (ii) a written report setting forth in reasonable detail the Sellers’ Representative’s objection and any proposed adjustments to the Closing CPS Working Capital, Closing MPI Working Capital, Closing CPS Cash, Closing MPI Cash, Closing CPS Indebtedness, Closing MPI Indebtedness, Closing CPS Change in Control Payments, Closing MPI Change in Control Payments, and Closing Transaction Expenses along with supporting documentation (the “Adjustment Report”).  If the Sellers’ Representative fails to respond to Buyer within such thirty (30) day period, Sellers shall be deemed to have accepted and agreed to the Closing Statement, including the calculation of Closing CPS Working Capital, Closing MPI Working Capital, Closing CPS Cash, Closing MPI Cash, Closing CPS Indebtedness, Closing MPI Indebtedness, Closing CPS Change in Control Payments, Closing MPI Change in Control Payments, and Closing Transaction Expenses as set forth therein.

(c)Following Buyer’s receipt of the Adjustment Report, the parties shall work in good faith to resolve the Sellers’ Representative’s objections thereto and the calculation of the Closing CPS Working Capital, Closing MPI Working Capital, Closing CPS Cash, Closing MPI Cash, Closing CPS Indebtedness, Closing MPI Indebtedness, Closing CPS Change in Control Payments, Closing MPI Change in Control Payments, and Closing Transaction Expenses.  In the event the Sellers’ Representative and Buyer fail to agree on the Closing CPS Working Capital, Closing MPI Working Capital, Closing CPS Cash, Closing MPI Cash, Closing CPS Indebtedness, Closing MPI Indebtedness, Closing CPS Change in Control Payments, Closing MPI Change in Control Payments, and Closing Transaction Expenses within thirty (30) days after Buyer receives the Adjustment Report, then the Seller Parties and Buyer each agree that a national independent accounting or valuation firm mutually acceptable to Buyer and the Sellers’ Representative (the “Independent Auditors”), shall make the final determination with respect to the correctness of only the proposed adjustments in the Adjustment Report that remain in dispute solely based on the terms and provisions of this Agreement (i.e., not on the basis of an independent review). The Independent Auditors shall consider only the disputed matters that were included in the Adjustment Report and the determination of any item that is the subject of a dispute cannot be in excess of, or less than, the greatest or lowest value, respectively, claimed for such item in the Closing Statement or the Adjustment Report.  Buyer and the Seller Parties shall, and shall cause their accountants to, provide the Independent Auditors all reasonable and timely access to the work papers and other books and records and information as reasonably necessary for the Independent Auditors to perform their function as arbitrator.  The decision of the Independent Auditors shall be final and binding on the Seller Parties and Buyer absent manifest error. The Independent Auditors shall use commercially reasonable efforts to complete its work within thirty (30) days of its engagement.  The costs and expenses of the Independent Auditors for their services rendered pursuant to this Section 2.04(c) shall be borne by the Seller Parties, on the one hand, and Buyer, on the other, in inverse proportion as each shall prevail on the dollar amounts of such disputed items so submitted to the Independent Auditors as provided in this Section 2.04(c).

(d)The date on which the Closing CPS Working Capital, Closing MPI Working Capital, Closing CPS Cash, Closing MPI Cash, Closing CPS Indebtedness, Closing MPI Indebtedness, Closing CPS Change in Control Payments, Closing MPI Change in Control Payments, and Closing Transaction Expenses are finally determined pursuant to this Section 2.04 shall hereinafter be referred to as the “Settlement Date.” The final calculation of Closing CPS Working Capital, Closing MPI Working Capital, Closing CPS Cash, Closing MPI Cash, Closing CPS Indebtedness, Closing MPI Indebtedness, Closing CPS Change in Control Payments, Closing MPI Change in Control Payments, and Closing Transaction Expenses as finally determined pursuant to this Section 2.04 is referred to herein as the “Final Closing Adjustment Statement.”

2.05Closing Date Cash Amount Settlement.

(a)If on the Settlement Date (i) the Estimated CPS Adjustment Amount exceeds the Final CPS Adjustment Amount, then (A) Buyer shall pay such excess to CPS Seller and (B) Buyer and the Sellers’ Representative shall issue joint written instructions to the Escrow Agent to release the entire CPS Adjustment Escrow Fund to CPS Seller; or (ii) the Final Adjustment Amount exceeds the Estimated Adjustment Amount (such difference being referred to herein as the “CPS Adjustment Deficit”), then (A) Buyer and the Sellers’ Representative shall issue joint written instructions to the Escrow Agent to release (1) an amount equal to the CPS Adjustment Deficit from the CPS Adjustment Escrow Fund to Buyer, and (2) the balance, if any, of the CPS Adjustment Escrow Fund (after release to Buyer of the amount set forth in the preceding clause (ii)(A)(1) to CPS Seller); provided, however, if the CPS Adjustment Escrow Fund is less than the CPS Adjustment Deficit (such shortfall being referred to herein as the “CPS Adjustment Escrow Shortfall”), then (x) Buyer and the Sellers’ Representative shall issue joint written instructions to the Escrow Agent to release the entire CPS Adjustment Escrow Fund to Buyer and (y) CPS Seller shall pay to Buyer an amount equal to the CPS Adjustment Escrow Shortfall. Any payment required under this Section 2.05(a) shall be made within ten (10) days after the Settlement Date, as applicable.

(b)If on the Settlement Date (i) the Estimated MPI Adjustment Amount exceeds the Final MPI Adjustment Amount, then (A) Buyer shall pay such excess to the MPI Sellers in accordance with the MPI Sellers’ Pro Rata Percentages, and (B) Buyer and the Sellers’ Representative shall issue joint written instructions to the Escrow Agent to release the entire MPI Adjustment Escrow Fund to the MPI Sellers in accordance with the MPI Sellers’ Pro Rata Percentages; or (ii) the Final MPI Adjustment Amount exceeds the Estimated MPI Adjustment Amount (such difference being referred to herein as the “MPI Adjustment Deficit”), then (A) Buyer and the Sellers’ Representative shall issue joint written instructions to the Escrow Agent to release (1) an amount equal to the MPI Adjustment Deficit from the MPI Adjustment Escrow Fund to Buyer, and (2) the balance, if any, of the MPI Adjustment Escrow Fund (after release to Buyer of the amount set forth in the preceding clause (ii)(A)(1)) to the MPI Sellers in accordance with the MPI Sellers’ Pro Rata Percentages; provided, however, if the MPI Adjustment Escrow Fund is less than the MPI Adjustment Deficit (such shortfall being referred to herein as the “MPI Adjustment Escrow Shortfall”), then (x) Buyer and the MPI Sellers’ Representative shall issue joint written instructions to the Escrow Agent to release the entire MPI Adjustment Escrow Fund to Buyer and (y) the MPI Sellers shall pay to Buyer an amount equal to the MPI Adjustment Escrow Shortfall. Any payment required under this Section 2.05(b) shall be made within ten (10) days after the Settlement Date, as applicable.

(c)Any payment required pursuant to Section 2.05(a) or Section 2.05(b) hereof shall be by the wire transfer of immediately available federal funds to a bank account designated in writing to the other party by the recipient of such payment.

2.06Earnout Payments.

(a)Subject to the terms and conditions of this Section 2.06, CPS Seller shall be entitled to receive an amount equal to the “First Earnout Amount,” which shall be an amount equal to the greater of the First Earnout Period A Amount or the First Earnout Period B Amount, determined as follows:

(i)First Earnout Period A Amount. The “First Earnout Period A Amount,” amount shall be determined as follows:

A.If Net Revenue for First Earnout Period A is equal to or less than $11,900,000, then the First Earnout Amount shall be zero;

B.If Net Revenue for First Earnout Period A is greater than $11,900,000 but less than $14,000,000, then the First Earnout A Amount shall be the product obtained by multiplying (1) $10,000,000, by (2) the fraction obtained by dividing (x) the amount by which Net Revenue for the First Earnout Period A exceeds $11,900,000, by (y) $2,100,000; and

C.If Net Revenue for the First Earnout Period A is equal to or greater than $14,000,000, then the First Earnout Period A Amount shall be $10,000,000.

(ii)First Earnout Period B Amount. The “First Earnout Period B Amount,” amount shall be determined as follows:

A.If Net Revenue for First Earnout Period B is equal to or less than $13,100,000, then the First Earnout Period B Amount shall be zero;

B.If Net Revenue for First Earnout Period B is greater than $13,100,000 but less than $15,400,000, then the First Earnout Period B Amount shall be the product obtained by multiplying (1) $10,000,000, by (2) the fraction obtained by dividing (x) the amount by which Net Revenue for the First Earnout Period B exceeds $13,100,000, by (y) $2,300,000; and

C.If Net Revenue for the First Earnout Period B is equal to or greater than $15,400,000, then the First Earnout Period B Amount shall be $10,000,000.

(b)Subject to the terms and conditions of this Section 2.06, CPS Seller shall be entitled to receive an amount equal to the “Second Earnout Amount, ” which shall be defined as follows:

(i)If Net Revenue for the Second Earnout Period is equal to or less than $21,400,000, then the Second Earnout Amount shall be zero;

(ii)If Net Revenue for the Second Earnout Period is greater than $21,400,000 but less than $25,200,000, then the Second Earnout Amount shall be the product obtained by multiplying (A) $5,000,000, by (B) the fraction obtained by dividing (1) the amount by which Net Revenue for the Second Earnout Period exceeds $21,400,000, by (2) $3,800,000; and

(iii)If Net Revenue for the Second Earnout Period is equal to or greater than $25,200,000, then the Second Earnout Amount shall be $5,000,000.

(c)For purposes of this Section 2.06, the following definitions shall apply:

(i)the term “Earnout Amounts” means, collectively, the First Earnout Amount and the Second Earnout Amount;

(ii)the term “Earnout Periods” means, collectively, the First Earnout Period and the Second Earnout Period;

(iii)the term “First Earnout Period” means the period beginning on January 1, 2021 and ending March 31, 2022;

(iv)the term “First Earnout Period A” means the period beginning on January 1, 2021 and ending December 31, 2021;

(v)the term “First Earnout Period B” means the period beginning on April 1, 2021 and ending March 31, 2022;

(vi)the term “Net Revenue” means, for an applicable period, an amount equal to (A) the gross revenue of the Companies during such period less (B) any rebates paid to the Companies’ customers during such period, all determined in accordance with the policies, practices and methodologies applied in the preparation of the historical financial information set forth on Exhibit D attached hereto; and

(vii)the term “Second Earnout Period” means the period beginning on January 1, 2022 and ending December 31, 2022.

(d)Within ninety (90) days after the end of the applicable Earnout Period, Buyer shall prepare and deliver to the Sellers’ Representative a calculation (the “Preliminary Earnout Statement”) of the Net Revenue for the applicable Earnout Period and the applicable Earnout Amount (if any) derived therefrom. Buyer shall permit the Sellers’ Representative and its representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with the preparation of the Preliminary Earnout Statement.

(e)The Sellers’ Representative shall have thirty (30) days following receipt of a Preliminary Earnout Statement during which to notify Buyer of any dispute to the Earnout Amount set forth on such Preliminary Earnout Statement, which notice shall set forth in reasonable detail the basis for such dispute (the “Disputed Earnout Items”). If the Sellers’ Representative does not notify Buyer of any Disputed Earnout Items within such thirty (30) day period, then the Preliminary Earnout Statement shall be deemed to be the Final Earnout Statement with respect to the applicable Earnout Period. Buyer and the Sellers’ Representative shall cooperate in good faith to resolve any Disputed Earnout Items as promptly as possible, and upon such resolution, the Final Earnout Statement with respect to the applicable Earnout Period shall be prepared in accordance with the agreement of Buyer and the Sellers’ Representative.

(f)If Buyer and the Sellers’ Representative are unable to resolve any Disputed Earnout Items within fifteen (15) days (or such longer period as Buyer and the Sellers’ Representative shall mutually agree in writing) of notice of a dispute, then the parties shall engage the Independent Auditors to resolve all issues having a bearing on such dispute and such resolution shall be final and binding on the Parties. The Independent Auditors shall only decide the specific items under dispute by the parties, and its decision for each of the Disputed Earnout Items must be within the range of values assigned to each such item in the applicable Preliminary Earnout Statement and the Disputed Earnout Items, respectively, and the Independent Auditors shall further limit its review to whether the applicable Preliminary Earnout Statement or any component thereof contained mathematical errors and to whether the applicable Preliminary

Earnout Statement or any component thereof was calculated in accordance with this Agreement. The parties shall cooperate in good faith to assist the Independent Auditors in connection with its work and to provide any information reasonably requested by the Independent Auditors in connection therewith as promptly as possible. The Independent Auditors shall use commercially reasonable efforts to complete its work within thirty (30) days of its engagement. The expenses of the Independent Auditors shall be paid by the Seller Parties, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller Parties or Buyer, respectively, bears to the aggregate amount actually contested by or on behalf of the Seller Parties and Buyer. The Preliminary Earnout Statement for each Earnout Period as finally determined pursuant to this Section 2.06(f) shall each be referred to herein as a “Final Earnout Statement.”

(g)Within five (5) Business Days after the determination of a Final Earnout Statement in accordance with this Section 2.06, Buyer shall pay to CPS Seller an amount equal to the Earnout Amount (if any) for the applicable Earnout Period as set forth on the Final Earnout Statement, which Buyer, on behalf of the Companies, shall pay or cause to be paid to the applicable payee(s) at such same time). Any payment required under this Section 2.06 shall be made by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the Sellers’ Representative at least three (3) Business Days prior to the applicable payment date.

(h)CPS Seller agrees that any information or data provided under this Section 2.06 is confidential and proprietary in favor of Buyer and its Affiliates. CPS Seller agrees not to (i) use any such information or data other than for the purposes of reviewing, verifying or disputing the applicable Earnout Amount or (ii) disclose any such information or data to any Person other than to their representatives who are assisting the Seller Parties in connection with any review, verification or dispute of the applicable Earnout Amount.

(i)CPS Seller hereby acknowledges that the achievement of applicable operating results sufficient to result in any Earnout Amounts is uncertain and that the Companies may not achieve such level, and it is therefore not assured that CPS Seller will be entitled to any Earnout Amounts. Subject to Section 2.06(j), CPS Seller further acknowledges that Buyer and/or its Affiliates shall have the right to operate the Companies and their respective businesses in a manner that they deem to be in the best interests of Buyer and/or its Affiliates and their respective stockholders, and CPS Seller will not have any right to dispute the determination of any results hereunder based on any claim or allegation that arises out of or relates to the good faith exercise of business judgment by Buyer and/or its Affiliates.

(j)The Buyer shall not take or omit to take any action with the intent or purpose to reduce, eliminate or avoid the Earnout Amounts under this Agreement. Without limiting the generality of the foregoing, during the Earnout Periods the Buyer shall:

(i)maintain separate accounting books and records for the Companies;

(ii)refrain from making any fundamental change to the nature of the business of the Companies;

(iii)refrain from unreasonably diverting resources away from the Companies, including by unreasonably assigning duties to the Key Employees that are beyond the scope of the operation of the business of the Companies; and

(iv)refrain from unreasonably diverting any Customers of the Companies away from the Companies (provided, that in the event the Buyer diverts any Customers of the Companies away from the Companies, any Net Revenue associated with such Customers of the Companies related to products and services offered by Buyer or its Affiliates that are competitive with the products and services offered by the Companies shall be considered Net Revenue for the relevant Earnout Period); and

(k)Notwithstanding anything contained herein, (i) upon the sale (other than to a Person which is an Affiliate of Buyer), from the Closing Date through the end of the Earnout Period, of a substantial portion of the business of the Companies, whether by merger, stock sale, asset sale, or otherwise (other than in connection with a change in control of Buyer); (ii) in the event Buyer materially breaches its obligations set forth in Section 2.06(j) in a manner that would materially and adversely affect the ability of the Sellers to receive the maximum Earnout Amounts, or (iii) in the event that, during or prior to the Earnout Period, the Buyer (or its relevant Affiliate) terminates the employment of two or more of the Key Employees without Cause (as defined in the relevant Employment Agreement), the maximum Earnout Amount available with respect to the Earnout Period in which such sale, material breach or termination occurs, as well as the maximum Earnout Amount with respect to the subsequent Earnout Period, if any, shall be deemed earned in full. In the event the Earnout Amount with respect to an Earnout Period is deemed earned in full pursuant to this Section 2.06(k), Buyer shall pay to each Seller such Seller’s Pro Rata Percentage of the Earnout Amount within thirty (30) days after the end of such Earnout Period. Any payment required under this Section 2.06(k) shall be made in accordance with the last sentence of Section 2.06(g).

(l)Notwithstanding anything to the contrary herein, Buyer shall not be required to pay any Earnout Amount payable pursuant to this Section 2.06, and CPS Seller shall not be entitled to collect or enforce payment of any Earnout Payment, if, and for so long as, the applicable lenders restrict such payment due to a default under the senior credit facility of Buyer and/or its parent company in effect at such time (or such payment would otherwise result in a default under such senior credit facility); provided, however, that in such event, Buyer shall be required to pay the Earnout Amount payable pursuant to this Section 2.06 within five (5) Business Days after such restrictions are lifted or otherwise no longer applicable or such payment would not otherwise result in a default under such senior credit facility; provided, further, that if payment of the Earnout Amount is withheld or otherwise not paid when due and payable for any reason, then interest, compounded on an annual basis, will accrue on the unpaid balance at the rate of twelve percent (12%) per annum from the date such payment is due until the date such payment is made.

Sales and Transfer Taxes

.  All sales, use, vehicle, transfer, documentary, stamp, recording and all other similar non-income Taxes or expenses arising out of or in connection with the purchase and sale of the Membership Interests as contemplated in this Agreement (“Transfer Taxes”) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers. Sellers shall collect Buyer’s share of such Transfer Taxes from Buyer at the Closing, which amount shall be in addition to the Purchase Price. Sellers shall file all necessary Tax Returns and other documents required to be filed with respect to such Transfer Taxes.  Buyer will cooperate with Sellers to the extent reasonably necessary to make such filings or Tax Returns as may be required.

Withholding Taxes

. Buyer (and its Affiliates) shall be entitled to deduct and withhold from the Purchase Price amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Sellers and any other recipients of payments hereunder. Except with respect to amounts treated as compensation, Buyer shall provide any Person on behalf of which such deduction or withholding is proposed to be made five (5)-days advance written notice of the intention to make such deduction or withholding, which notice shall include the basis for the proposed deduction or withholding under applicable Law and Buyer will cooperate with any reasonable request from such Person to obtain reduction of or relief from such deduction or withholding.  In the event that any amount is so deducted and withheld, and remitted to the appropriate Governmental Authority, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

ARTICLE III
Closing and Closing Date Deliveries

Closing

. The term “Closing” as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Membership Interests to Buyer in exchange for the payment of the Closing Payment to Sellers pursuant to Section 2.02(c).  The Closing shall take place on the second (2nd) Business Day following the date upon which all of the conditions precedent set forth in Articles VII and VIII are satisfied or waived by the appropriate party hereto as of such date) or at such other place and time or on such other date as is mutually agreed to in writing by the Sellers’ Representative and Buyer (“Closing Date”), as facilitated via a conference call among the parties immediately followed by the electronic (i.e., email/.PDF) or facsimile exchange of signatures to this Agreement. The Closing shall be treated as occurring at 12:01 a.m. ET on the Closing Date.

Closing Deliveries by Seller Parties

. At the Closing, the Seller Parties shall deliver to Buyer, in each case in form and substance reasonably satisfactory to Buyer:

(a)all such instruments of sale, assignment, conveyance and transfer, as the parties agree are customary and reasonably necessary to assign and transfer the Membership Interests to Buyer;

(b)a certificate, dated the Closing Date, executed by the appropriate officers of Sellers, required by Section 7.01;

(c)a certificate, duly completed and executed by each Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(d)a certificate of the Secretary of each Seller, dated the Closing Date, containing a true and correct copy of the resolutions duly adopted by the Board of Managers or Board of Directors, as applicable, and members of such Seller approving and authorizing each of the Transaction Documents to which such Seller is a party and each of the transactions contemplated hereby and thereby, which certificate shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect;

(e)a certificate of the Secretary of each Company, dated the Closing Date, as to (i) the good standing of such Company in its jurisdiction of organization; (ii) the completeness and lack of amendments to such Company’s organizational documents; and (iii) the effectiveness of any resolutions of such Company passed in connection with this Agreement and the transactions contemplated hereby;

(f)the written consents of the third parties, as set forth on Section 3.02(f) of the Disclosure Schedules, with respect to the change of control of the Companies that will occur upon the consummation of the transactions contemplated by this Agreement and/or any deemed assignment of any contract or agreement that will result therefrom (and all such consents and waivers shall be in full force and effect);

(g)payoff letters for the Estimated Indebtedness to the effect that, upon receipt of payment under such payoff letters, each such lender shall have been paid in full for all Estimated Indebtedness and any Liens relating thereto shall be released;

(h)resignations, effective as of the Closing Date, of the managers and officers of each of the Companies, as requested by Buyer at least three (3) Business Days prior to the Closing;

(i)the organizational record books, minute books and company seal of each of the Companies;

(j)the Escrow Agreement, duly executed by the Sellers’ Representative;

(k)a release in the form of Exhibit E, effective as of the Closing Date, duly executed by each Seller Party, Key Employee and Other Employee;

(l)intellectual property assignment agreements sufficient to transfer all Intellectual Property Rights owned by the Seller Parties to the Companies and the Intellectual Property Rights in and to the Company Registered Intellectual Property disclosed in Section 4.18(a) of the Disclosure Schedule registered by Richard Otruba and Jeffrey Wiesenberg (together or individually), duly executed by such applicable parties and the applicable Companies (the “IP Assignments”);

(m)evidence of the processing of the special payroll required by Section 10.01(e); and

(n)all other documents required to be entered into by any Seller Party pursuant to this Agreement or reasonably requested by Buyer to convey the Membership Interests or to otherwise consummate the transactions contemplated by this Agreement.

Closing Deliveries by Buyer

.  At the Closing, Buyer shall deliver to the Sellers’ Representative, in each case in form and substance reasonably satisfactory to the Sellers’ Representative:

(a)the Closing Payment to be delivered by Buyer pursuant to Section 2.02(c);

(b)a certificate, dated the Closing Date, executed by the appropriate officer of Buyer, required by Section 8.01;

(c)a certificate of the Secretary of Buyer containing a true and correct copy of the resolutions duly adopted by the Board of Managers of Buyer approving and authorizing each of the Transaction Documents to which Buyer is a party and each of the transactions contemplated hereby and thereby, which certificate shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect; and

(d)the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

Cooperation

.  The Seller Parties and Buyer shall, on written request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE IV
Representations and Warranties of the Seller Parties

Except as set forth in the Disclosure Schedule, the Seller Parties warrant and represent to Buyer, jointly and severally, as follows:

Organization and Authority of the Seller Parties.

CPS Seller is a limited liability company duly formed, validly existing and in good standing under the laws of State of South Carolina. CPS Media is a limited liability company duly formed, validly existing and in good standing under the laws of State of Indiana. DB&AS is a corporation duly formed, validly existing and in good standing under the laws of State of Delaware. Hughes is a limited liability company duly formed, validly existing and in good standing under the laws of Connecticut. Each Seller Party has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller Party of this Agreement and any other Transaction Document to which such Seller Party is a party, the performance by such Seller Party of its obligations hereunder and thereunder and the consummation by such Seller Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of such Seller Party. This Agreement has been, and at Closing each other Transaction

Document will be, duly executed and delivered by each Seller Party and do or will, as the case may be (in each case assuming due authorization, execution, and delivery by Buyer), valid and binding upon, and enforceable against, each Seller Party in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.02Due Formation and Qualification; Membership Interests; No Subsidiaries.

(a)Each Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Indiana.  Each Company is duly qualified to do business as a foreign limited liability company in the states where it is required to do so, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Company has all requisite limited liability company power and authority to own, operate and lease its properties and carry on its business as currently conducted. Section 4.02(a) of the Disclosure Schedule contains a true and correct list of the jurisdictions in which each of the Companies is qualified or registered to do business as a foreign entity.

(b)No Company has (i) any, or any agreement to acquire, equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, or (ii) any obligations to repurchase, redeem or otherwise acquire any equity securities or other securities of any Person.

(c)Membership Interests.

(i)Section 4.02(c)(i) of the Disclosure Schedule accurately and completely sets forth the capital structure of each of the Companies by listing thereon the membership interests in each of the Companies which are authorized and which are issued and outstanding. Sellers are the record and beneficial owners of and have good and valid title to the Membership Interests, free and clear of all Liens (other than restrictions imposed by state and federal securities laws). The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Companies. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable.

(ii)The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the organizational documents of the Companies or any other agreement, arrangement or commitment to which a Seller or any Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(iii)There are no outstanding or authorized options, warrants, convertible securities, conversion rights, subscriptions or other rights, agreements, arrangements or commitments relating to any membership interests in the Companies or obligating a Seller or any Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in any Company. There are no outstanding or authorized equity option, equity appreciation, phantom equity, profits interest or similar rights with respect to any of the Companies. Other than the organizational documents of the Companies, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

(d)No Company directly or indirectly owns, has any interest in any shares of, or has an ownership interest in, any other Person.

4.03No Violations; Consents.

(a)Except for obtaining the consents and approvals (or making the notices and filings, as applicable) set forth on Section 4.03(a) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and each Transaction Document by the Seller Parties do not and will not, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in any violation of, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (A) the organizational or governing documents of any Seller Party or any Company, (B) any Law or any Material Contract to which any Seller Party or any Company is a party or any Permit held by any Company, or (C) any Order of any Governmental Authority to which any Company or any Seller Party is a party or by which any Company or any Seller Party or any of their respective properties are bound; or (ii) result in the creation of any Lien upon the Membership Interests or any of the properties or assets of the Companies.

(b)The execution and delivery by the Seller Parties of this Agreement and each Transaction Document do not, and the performance by each Seller Party of its respective obligations hereunder and thereunder will not, require any Seller Party or any Company to obtain any consent, Order, approval, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority.

4.04Financial Statements.

(a)The Seller Parties have provided the Financial Statements to Buyer. Copies of the Financial Statements are set forth on Section 4.04(a) of the Disclosure Schedule.

(b)The Financial Statements have been prepared from, and are consistent with, the Companies’, CPS Seller’s and CPS Media’s books and records and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except that the Interim Financial Statements of CPS Seller are on a cash basis. The Financial Statements fairly present in all material respects the financial condition of the Companies as of such dates and the results of the Companies’ operations for the periods specified, subject to, with respect to the Interim Financial Statements, normal year-end adjustments and the absence of footnotes. Since December 31, 2019, there has been no change in any of the accounting (or tax accounting) policies, practices or procedures of any of the Companies.

(c)There are no liabilities or other obligations of the Companies (whether absolute, accrued, contingent or otherwise and whether or not due) required to be disclosed or reflected on a balance sheet prepared in accordance with GAAP, except (i) those that are adequately reflected or otherwise adequately reserved against in the Financial Statements, or (ii) those liabilities that are not (singly or in the aggregate) material to any of the Companies and have been incurred in the Ordinary Course since the Current Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, litigation or violation of Law).

Absence of Changes

. Since the Current Balance Sheet Date and except as set forth on Section 4.05 of the Disclosure Schedule, (i) the Companies have operated in the Ordinary Course in all material respects, (ii) there has been no event, circumstance, change, or effect that has had a Material Adverse Effect, (iii) there has not been any damage, destruction, loss or casualty to property or assets of any of the Companies with a value in excess of $50,000 whether or not covered by insurance; and (iv) there has not been any action taken of the type described in Section 6.03 which, had such action occurred after the date of this Agreement, would be in violation of such Section.

4.06Contracts.

(a)Section 4.06(a) of the Disclosure Schedule sets forth a true and complete list of all Material Contracts as of the date hereof. “Material Contracts” means the following Contracts under which there are ongoing obligations:

(i)any real property lease or any lease or license of personal property from or to third parties having a value in excess of $50,000 annually;

(ii)any mortgage, indenture, loan or credit agreement, security agreement or other agreement, instrument or contract (or group of related contracts) under which any Company has created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation or other agreement;

(iii)any (A) joint or cooperative marketing or development Contract or (B) other Contract concerning a partnership, franchising arrangement or joint venture;

(iv)any Contract obligating any Company to exclusively sell or distribute products or services of such Company to any one Person or group of Persons;

(v)any Contract that (A) prohibits or restricts any Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person or (B) contain a provision of the type commonly referred to as a ”most favored nation” provision for the benefit of any Person;

(vi)[Reserved];

(vii)any Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by any Company of an amount in excess of $50,000;

(viii)any Contract that provides for any payment or benefit upon the execution hereof or the Closing or in connection with the transactions contemplated hereby, including accelerated vesting, funding, payment or other similar rights;

(ix)any Contract granting any Person a Lien on all or any part of the assets of any Company;

(x)any Contract granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any of the assets or equity of any Company;

(xi)any Contract for a Company’s granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment, other than (A) licenses of commercially available software to the Companies, and (B) standard licenses granted by the Companies to their respective customers for Company Proprietary Software in the Ordinary Course;

(xii)any Contract with any Governmental Authority, other than Contracts that are in the form of one of the standard customer agreements previously provided to Buyer without any material modification thereto (other than variations with respect to the length of the term);

(xiii)any Contract with any Affiliate of any Company;

(xiv)any Contract for the sale of any material amount of assets of any Company other than in the ordinary course of business;

(xv)any Contract with respect to the employment or service of any officer, director, manager, employee, consultant or other services provider, including but not limited to any employment, severance, retention, incentive, change in control, termination, consulting or retirement agreement;

(xvi)any Contract with respect to the establishment, administration, operation or termination of any Employee Plan or any related trust agreement, insurance policy or other funding vehicle;

(xvii)any Contract with a Top Customer, Payment Partner, Top Referral Partner, Top Integration Partner or Top Supplier; and

(xviii)any other contract (or group of related contracts) not otherwise of the type described in paragraphs (i) – (xvii) above involving payment to or by a Company of $50,000 or more, in each case in any 12-month period, and not terminable by the applicable Company without penalty on fewer than ninety (90) days’ notice.

(b)True, correct and complete (in all material respects) copies of all Material Contracts have been made available to Buyer. Each Material Contract is a valid and binding obligation of the Company party thereto and, to the Knowledge of the Seller Parties, is a valid and binding obligation of each of the other parties thereto, in each case except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Each Company has performed all material obligations required to be performed by it under each Material Contract to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the Knowledge of the Seller Parties, each other party to each Material Contract has performed all material obligations required to be performed by such party thereunder and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Except as set forth on Section 4.06(b) of the Disclosure Schedule, none of the Companies is participating in any discussions or negotiations regarding a material modification of or a material amendment to any Material Contract or entry into any new material Contract other than in the ordinary course of business.

(c)True, correct, and complete copies of the organizational documents of the Companies have been made available to Buyer.

4.07Real Property.

(a)No Company owns, and no Company has ever owned, any real property. No Company is obligated, nor has any option, to acquire an ownership interest in any real property.

(b)Section 4.07(b) of the Disclosure Schedule sets forth the addresses of the Leased Real Property. The Seller Parties has made available to Buyer a copy of each of the lease agreements for the Leased Real Property. With respect to the Leased Real Property:

(i)each lease agreement for the Leased Real Property (each a “Lease Agreement”) is a valid and binding obligation of the applicable Company and, to the Knowledge of the Seller Parties, is a valid and binding obligation of each of the other parties thereto, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity);

(ii)the Company party to each Lease Agreement has performed all material obligations required to be performed by it under each Lease Agreement and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder;

(iii)to the Knowledge of the Seller Parties, the other party to each Lease Agreement has performed all material obligations required to be performed by such party thereunder and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder;

(iv)no Company has subleased, assigned or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(v)no Company has pledged, mortgaged or otherwise granted a Lien on the leasehold interest in the Leased Real Property, other than Permitted Exceptions.

4.08Tangible Personal Property; Sufficiency.

(a)The Companies have good and valid title to, or a valid leasehold or license interest in (or other valid right to use), all of the personal property of the Companies.  All such owned personal property is owned free and clear of all Liens, except for Permitted Exceptions.

(b)All equipment and other items of tangible personal property and assets of the Companies are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are usable in the regular and ordinary course of business and conform to all applicable Laws, and the Seller Parties have no Knowledge of any material defects or problems with any of such equipment, tangible property or assets. Section 4.08 of the Disclosure Schedule sets forth a true, correct and complete list and general description of each item of personal property of the Companies having an original cost of more than $10,000.

(c)No Person other than the Companies own any equipment or other tangible personal property or assets situated on the premises of the Companies, except for the leased items that are subject to personal property leases. The assets, properties and rights of the Companies (taken as a whole) constitute all of the assets, properties and rights used in, or necessary and sufficient to conduct, the operations of the Companies’ business (taken as a whole) in accordance with the past practices of the Companies. Not in limitation of the foregoing, no Seller Party owns any assets, properties or rights used in, or necessary to conduct, the operations of the Companies’ business in accordance with the past practices of the Companies.

Litigation

.  Since January 1, 2018, there have been no (and there are currently no) actions, suits, claims, arbitrations or proceedings (including any arbitration proceeding), governmental investigation, claim, charge, complaint, examination, audit or inquiry (each a “Proceeding”) pending, or, to the Knowledge of the Seller Parties, threatened against any Company or any Seller Party relating to or affecting the Companies, before or by any Governmental Authority, or by any other Person, in each case where the amount in controversy with respect to a particular matter (or series of related matters) is in excess of $50,000, and to the Knowledge of the Seller Parties, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  No Company is subject to any outstanding Order (a) under which such Company has any material outstanding liability, (b) that would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or (c) would, individually or in the aggregate, materially affect, impede or restrain the operation of the business of the Companies as presently conducted.

Compliance with Laws

.  Each Company is (and has been at all times during the past three years) in compliance in all material respects with (a) all applicable Laws, (b) all applicable by-laws, rules, regulations and standards of the Payment Networks, and (c) except to the extent described on Section 4.10 of the Disclosure Schedules, all applicable PCI-DSS requirements. None of the Companies has been charged with and, to the Knowledge of the Seller Parties, none of the Companies is now under investigation with respect to, a violation of any applicable Law or other requirement of a Governmental Authority or a Payment Network, and none of the Companies has received any written communication from any Governmental

Authority or other Person alleging noncompliance in any material respect with any applicable law or by-laws, rules, regulations or standards of any Payment Network.

4.11Labor Matters.

(a)Section 4.11(a) of the Disclosure Schedule contains a true and complete list of all of the employees, including co-employees (whether full-time, part-time or otherwise) and independent contractors of the Companies as of the date hereof, specifying their position, length of service and an appropriate notation next to the name of any officer or other employee on such list who is subject to any written agreement describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor. Except as specifically noted on Section 4.11(a) of the Disclosure Schedule, (i) none of the Companies is party to or bound by any contracts, consulting agreements or termination or severance agreements in respect of any officer, employee or former employee, consultant or independent contractor of such Company and (ii) no employee, consultant or independent contractor of any of the Companies is entitled to any severance or other termination payment, whether pursuant to any contract, policy or otherwise, in the event of the termination of such Person’s employment or engagement with such Company. The Companies have provided to the Purchaser true, correct and complete copies of each such written agreement. Neither the Companies nor any of the Seller Parties has made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as indicated on Section 4.11(a) of the Disclosure Schedule, all employees of the Companies are active on the date hereof, not on any sort of leave of absence (including pursuant to the Families First Coronavirus Response Act), furlough or temporary layoff (with or without any right to return to work) and none has expressed any intention to terminate employment with the applicable Company.

(b)Each Company is and has been during the past three (3) years in compliance in all material respects with all Laws relating to the employment of personnel and labor (including Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”)).

(c)No Company is a party to or bound by any collective bargaining agreement, Contract or other agreement with a labor union or labor organization.  There are no strikes, slowdowns, work stoppages or other labor controversies pending or, to the Knowledge of the Seller Parties, threatened in writing against the Companies or the Seller Parties with respect to the Companies, and no Company has experienced any such material labor controversies within the past three (3) years.  To the Knowledge of the Seller Parties, there are no union organizing activities with respect to any employees of the Companies.

(d)There are no, and in the past three (3) years there have been no, pending, or to the Knowledge of the Seller Parties, threatened Proceedings by or before any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(e)The employment of each employee and the engagement of each independent contractor of the Companies is terminable at will without any penalty, liability, severance obligation incurred by any of the Companies.

(f)During the past three (3) years, none of the Companies has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Companies; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any of the Companies; and none of the Companies has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(g)To the Knowledge of the Seller Parties, (i) no employee or independent contractor of any of the Companies is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Companies of their respective employees, and the performance of the contracts with the Companies by their respective independent contractors, will not result in any such violation.  None of the Companies has received any written notice alleging that any such violation has occurred within the past three (3) years.

(h)The Companies have investigated all sexual harassment allegations made by or about any employee or independent contractor of any of the Companies during the past three (3) years and of which the Seller Parties have Knowledge. With respect to each such allegation with potential merit, the applicable Company has taken corrective action that is reasonably calculated to prevent further harassment.

4.12Employee Benefit Matters.

(a)Section 4.12 of the Disclosure Schedule sets forth a complete and accurate list of all benefit plans and compensatory programs, including but not limited to all “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and all pension, profit sharing, retirement, deferred compensation, savings, incentive, bonus, deferred compensation,  stock option, stock purchase, restricted stock, equity or equity based compensation, supplemental retirement, excess benefit, employment, change in control,  severance, medical and hospitalization, insurance, life, disability, vacation, paid time-off, salary continuation, sick pay, welfare, fringe benefit and all other material employee benefit plans, contracts, programs, policies and arrangements, in each case that are for the benefit of or relating to any current or former directors, employees, or consultants of any of the Companies, or any spouse, dependent or beneficiary thereof, or that are maintained, sponsored, contributed to or required to be contributed to by any of the Companies, or with respect to which any of the Companies has or may have any liability or obligations, contingent or otherwise (the “Employee Plans”).

(b)The Companies have made available to the Buyer true and complete copies of the following documents, to the extent applicable: (i) all Employee Plans and documents (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto, as applicable; (ii) all current summary plan descriptions (including any summaries of material modifications thereto); (iii) the Form 5500 filed in the most recent plan years; and (iv) the most recent determination letter or opinion letter, as applicable, received from or issued by the Internal Revenue Service.

(c)Each Employee Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.  Other than routine claims for benefits in accordance with the terms of the Employee Plan, there is no Proceeding pending or, to the Knowledge of Sellers, threatened against or arising out of an Employee Plan that singly or in the aggregate involves a particular matter (or series of related matters) in excess of $50,000. No Employee Plan is the subject of a pending or threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.

(d)The Internal Revenue Service has determined that the current form of each Employee Plan that is intended to be qualified under Section 401(a) of the Code satisfies the requirements of Section 401(a) of the Code, as reflected in a current favorable determination letter, or such Employee Plan is maintained under a pre-approved plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable, issued by the Internal Revenue Service, and nothing has occurred since the date of any such determination, and no conditions or circumstances exist, that could reasonably be expected to adversely affect such qualification. .

(e)None of the Companies, nor any ERISA Affiliate, has at any time within the past six (6) years, maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability, contingent or otherwise, with respect to, any plan subject to Title IV of ERISA, including a Multiemployer Plan, or a plan subject to ERISA Section 302 or Code Section 412.  None of the Employee Plans is or is funded through the use of (i) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (ii) a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (iii) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.

(f)All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all Employee Plans will have been made or properly accrued in all material respects on or before the Closing Date.

(g)None of the Companies has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Employee Plan or its related trust or has breached any fiduciary duty with respect to any Employee Plan or its related trust that, in either event, singly or in the aggregate could result in liabilities to any of the Companies in excess of $50,000.

(h)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the acceleration of any vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former director, employee, or consultant of any of the Companies, , (ii) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of any Company to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust or (iii) require any Company to make any payments or provide any benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Employee Plan maintained provides for the gross-up, indemnification or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(i)Each Employee Plan that is subject to Section 409A of the Code has been maintained in writing and operated, in all material respects, in compliance with Section 409A of the Code.

(j)Each Employee Plan that is a health or welfare plan has terms that are in all material respects in compliance with, and has been administered in all material respects in accordance with, the requirements of the ACA. Each Company and ERISA Affiliate has complied in all material respects with the requirements of Section 4980H of the Code, so as to avoid the imposition of any material taxes or assessable payments thereunder.  The Company does not have any liability or obligation to provide postretirement health, medical or life insurance benefits to any current or former director, employee, or consultant of any of the Companies, or any spouse, dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws.

4.13Taxes.

(a)Since its date of formation, each of CPS Payment and Custom Payment has been treated as an entity that is disregarded as separate from CPS Seller for U.S. federal income tax purposes and has made no election to be treated otherwise. Since its date of formation, CPS Seller has been treated as a partnership for U.S. federal income tax purposes and has made no election to be treated otherwise.

(b)Since its date of formation, Media Payments has been treated as a partnership for U.S. federal income tax purposes and has made no election to be treated otherwise.

(c)All income and other material Tax Returns of or with respect to the Companies and the Seller Parties have been timely filed (taking into account applicable extensions) with the appropriate Taxing Authority and are true, correct and complete in all material respects. No Company is currently the beneficiary of any extension of time within which to file any Tax Return.

(d)All income and other material Taxes due and payable by or with respect to the Companies and the Seller Parties have been timely paid (taking into account applicable  extensions) in full.

(e)No jurisdiction in which any Company has not filed a Tax Return has asserted in writing that such Company is or maybe subject to taxation or otherwise required to file a Tax Return in such jurisdiction.

(f)There are no Liens for Taxes upon the assets of the Companies except for statutory Liens for Taxes that are not yet due and payable.

(g)Each Company has withheld and paid all material Taxes required to have been withheld and paid prior to the Closing in connection with amounts paid or owing to any employee, former employee, creditor, customer, supplier, Seller Party or other third party and has timely and properly complied, in all material respects, with all information reporting related thereto (including, without limitation, Forms W-2 and 1099).

(h)Neither CPS Seller nor any Company has (i) waived any statute of limitations with respect to any Tax Return or Taxes that remains in effect, or (ii) consented to extend the period in which any Tax against the Companies may be assessed or collected by any Tax Authority and no such request to waive or extend is outstanding.

(i)No deficiency for any Taxes has been assessed or to the Knowledge of the Seller Parties proposed, threatened, or asserted against any Company that has not been resolved and paid in full. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any Company and CPS Seller.  No Company has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement, voluntary disclosure agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, and no such request is outstanding. There is no power of attorney currently in effect with respect to any Taxes or Tax Returns of, with respect to, or on behalf of any Company.

(j)No Company is a party to any joint venture, partnership, other arrangement or Contract which could be treated as a partnership for U.S. federal income Tax purposes.

(k)No Company has been a member of any Affiliated Group filing a consolidated, combined or unitary Tax Return. No Company is a party to any Tax allocation, sharing, reimbursement or similar agreement. No Company has any Liability for Taxes of any other Person under Treasury Regulation § 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary subject matter of which is not Taxes), or otherwise.

(l)No Company is subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such country.  No Seller Party is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(m)No Company has participated in any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or similar provision of state, local or foreign Law with respect to any of the Assets or the Business.

(n)No Company has (i) deferred payment of any payroll Taxes pursuant to Section 2302 of the CARES Act, or (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act. To the Knowledge of the Seller Parties, during the COVID-19 Quarantine Period, no Company had employees teleworking from a state other than their regular work location.

(o)CPS Payment has obtained a PPP Loan. At the time of application, and at the time the PPP Loan was funded, CPS Payment satisfied and continues to satisfy all of the applicable criteria for the PPP Loan set forth in the Small Business Act (15 U.S.C. 636(a)) and the CARES Act (based on applicable Law, including any official public guidance of the relevant Governmental Entity on the CARES Act, existing as of the date of submission of the CPS Payment’s application for the PPP Loan), including, that (i) the uncertainty of current economic conditions make the PPP Loan necessary to support the ongoing operations of CPS Payment, (ii) the proceeds of the PPP Loan will be used solely for permitted purposes under the CARES Act, (iii) CPS Payment does not have an application pending for a loan under subsection 7(a) of the Small Business Act or the CARES Act for the same purposes and duplicative of amounts applied for or received under the PPP Loan, and (iv) during the period beginning on February 15, 2020 and ending on the Closing Date, CPS Payment has not received amounts under subsection 7(a) of the Small Business Act for the same purpose and duplicative of amounts applied for or received under the PPP Loan. The application materials and supporting documentation with respect to the PPP Loan delivered by CPS Payment to the financial institutions providing the PPP Loans were true and correct in all material respects. The Company has not, as of the date hereof, filed a loan forgiveness application with respect to the PPP Loan. CPS Payment satisfies the applicable criteria for forgiveness of the PPP Loan. CPS Payment has delivered or made available to Buyer true and complete copies of all application materials and supporting documentation with respect to its PPP Loan.

(p)Notwithstanding anything herein to the contrary, the representations and warranties contained in Sections 4.12 and 4.13 are the sole representations and warranties being made with respect to Taxes and Tax matters.

Licenses and Permits

. Section 4.14 of the Disclosure Schedule sets forth a true and complete list of all licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations and similar documents or instruments of all Governmental Authorities (“Permits”) held by each Company. Each Company owns or possesses all Permits which are necessary to permit such Company to own its property and to conduct its business as it is presently conducted, all of which are valid, binding and in full force and effect. Each Company is in compliance in all material respects with the terms and conditions of all such Permits. No

Company has received written notice of any claimed or purported default under, or loss or expiration of any, Permit that remains pending and uncured, and there are no Proceedings pending, or, to the Knowledge of the Seller Parties, threatened, to cancel, modify or change any such Permit. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any Permit.

4.15Environmental Matters.

(a)No Company is in material violation of applicable Environmental Laws. The Companies currently hold all Permits that are required under applicable Environmental Laws for the operation of the Companies as currently conducted (collectively, “Environmental Permits”), and no Company is in violation of any Environmental Permits.

(b)There are no Proceedings pending or, to the Seller Parties’ Knowledge, threatened by any Governmental Authority or Person against any Company pursuant to Environmental Laws.  During the past five (5) years, no Company has received any notice, report or other information regarding any violation of, or liability under, any Environmental Laws with respect to its past or current operations, properties or facilities, including the Leased Real Property.

(c)No Company has used the Leased Real Property for the handling, treatment, storage, or disposal of any Hazardous Substance, except in compliance with applicable Environmental Laws.  No Company has received any written or, to the Knowledge of the Seller Parties, oral notice or claim indicating that any Company is potentially liable as a result of the spilling, dumping, discharge or release by such Company of any Hazardous Substances at the Leased Real Property.

(d)This Section 4.15 contains the sole and exclusive representations and warranties of the Sellers with respect to environmental matters.

Brokers

.  Except for any fees that will be paid to William Blair & Company, neither this Agreement, any Transaction Document nor the sale of the Membership Interests or any other transactions contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, any Seller Party or any Company or any of their respective Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity, or has or will give rise to any liability for any brokerage, finder’s or other fee or commission.  All fees and expenses owed to William Blair & Company shall be Transaction Expenses.

Insurance.

  Section 4.17 of the Disclosure Schedule contains a complete and correct listing of all third-party insurance policies maintained by, or for the benefit of, the Companies as of the date hereof, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. Each insurance policy required to be disclosed on Section 4.17 of the Disclosure Schedule is in full force and effect and will be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the Closing Date, and the Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years. Each Company maintains insurance against all risks and in amounts required to be insured by the terms of the Material Contracts. All premiums due and payable with respect to the policies maintained by, or for the benefit of, the Companies have been paid to date. To the Knowledge of the Seller Parties, there is no threatened termination of any such policies or arrangements.

4.18Intellectual Property.

(a)Section 4.18 of the Disclosure Schedule sets forth a true and complete list of all the Company Registered Intellectual Property.  After giving effect to the IP Assignments, and at least by the Closing, the Companies will own and possess good title to all the Company Intellectual Property, free and clear of Liens other than Permitted Exceptions.  The Companies own or have the right to use all Intellectual Property Rights that are material to the conduct of the business of the Companies as currently conducted.

(b)Section 4.18(b) of the Disclosure Schedule sets forth a true and complete list of all software owned or purported to be owned by any Company (collectively, the “Company Proprietary Software”).

(c)No claims are pending or, to the Knowledge of the Seller Parties, threatened against any Company as of the date of this Agreement alleging that any of the Company Intellectual Property, or any Intellectual Property Rights that are material to the conduct of the business of the Companies as of the date hereof, infringes, misappropriates or otherwise violates the Intellectual Property Rights of other Persons. The conduct of the business of the Companies as of the date hereof and for the previous six years, does not, and has not, materially infringed, misappropriated or otherwise violated the Intellectual Property Rights of other Persons.

(d)To the Knowledge of the Seller Parties, as of the date hereof, there is currently no material infringement, misappropriation or violation by any Person of any of the Company Intellectual Property.  The Companies have used reasonable efforts, consistent with customary practices in the industry in which they operate, to preserve the confidentiality of their respective trade secrets that are material to the operation of the business of the Companies, taken as a whole.

(e)Section 4.18(e) of the Disclosure Schedule sets forth a true, correct and complete list of all Software (other than Company Proprietary Software) used or held for use by any Company (collectively, the “Company Licensed Software”), other than standard off-the-shelf commercially available software licensed for an annual cost not greater than $10,000.

(f)The Company Intellectual Property and the Company Licensed Software is all of the Intellectual Property necessary to operate the business of the Companies as currently conducted.

(g)Except as set forth in Section 4.18(g) of the Disclosure Schedule, each current and former employee, consultant, and independent contractor of a Company has executed and delivered to the applicable Company a valid and enforceable written agreement providing for the present assignment to the applicable Company of all Intellectual Property created by such

Person within the scope of such Person’s duties to the Companies and prohibiting such Person from using or disclosing trade secrets or confidential information of the Companies. For purposes of this Section 4.18(g), references to “employee”, “consultant” and “independent contractor” shall mean those employees, consultants and independent contractors of a Company that are or were employed or engaged by a Company for the primary purpose of developing or creating Intellectual Property.

(h)All Intellectual Property which the Companies purport to own, including the Company Intellectual Property and the Company Proprietary Software, was developed by (i) an employee of a Company working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons that have, except as set forth in Section 4.18(h) of the Disclosure Schedule, executed appropriate instruments of assignment in favor of a Company as assignee that have conveyed to the Company ownership of all intellectual property rights in the Company Intellectual Property.

(i)To the Knowledge of the Seller Parties, no third party possesses any copy of any source code for any Company Proprietary Software. Neither Company has any contractual obligation to provide any source code for any Company Proprietary Software to any other Person.

(j)All of the Company Proprietary Software: (i) operates substantially in accordance with its specifications and (ii) is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or negatively alter such Software or its processing environment, including other programs, equipment and data.

(k)Except as set forth in Section 4.18(k) of the Disclosure Schedule, none of the Company Proprietary Software is subject to a provision of any open source or other similar type of license agreement that (i) requires the distribution or making available of the source code for Company Proprietary Software to the general public, (ii) prohibits or limits the Company from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Proprietary Software, (iii) except as specifically permitted by Law, grants any right to any third party or otherwise allows any such third party to decompile, disassemble or otherwise reverse-engineer any Company Proprietary Software, or (iv) requires the licensing of any Company Proprietary Software to the general public for the purpose of permitting others to make derivative works of Company Proprietary Software (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). None of the Company Proprietary Software is distributed with any software that is subject to a Limited License.

(l)Each Company has taken reasonable steps to protect the rights of the Company in the trade secrets and the confidential information of the Company, and any trade secret or confidential information of third parties used by the Company.

(m)The Systems are in commercially reasonable working order. All software currently installed on the Systems is properly licensed and paid for by the applicable Company in accordance with the terms of the applicable agreement for such software.  All software used in the conduct and operation of each Company’s business operations is in good condition and working order, is free of material programming errors, and is sufficient to pursue the activities of the Company’s business as it is currently conducted.  To the Knowledge of the Seller Parties, all software included in the Company Intellectual Property Rights and Systems is free of all viruses, worms, Trojan horses and other material known infections or intentionally harmful routines and does not contain any bugs, errors, or problems of a material nature that could reasonably be expected to disrupt its operation.  Each Company has taken all reasonable steps to safeguard the Systems, including the implementation of procedures to ensure that the Systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date, except as set forth in Section 4.18(m) of the Disclosure Schedule, to the Knowledge of the Seller Parties, there have been no successful unauthorized intrusions or breaches of the Systems. No third-party providing services to a Company with respect to the Systems has failed to meet any material service obligations. Each Company has taken all reasonable measures to ensure the upkeep of the Systems, and there have not been any material malfunction with respect to any aspect of the Systems that have not been remedied in all material respects.  Each Company has implemented and maintain commercially reasonable backup and data recovery, disaster recovery and business continuity plans, consistent with industry practices of companies offering similar services, and acts in compliance therewith.  Each Company has tested such plans on a periodic basis, and such plans have proven effective upon testing.

Transactions with Affiliates.

  Other than (a) organizational documents, (b) employment or board service agreements, noncompetition and confidentiality agreements, equity compensation related documents and the payment of compensation and benefits and advancement of business expenses in the ordinary course of business, and (c) agreements solely between or among the Companies, there are no loans, leases or other Contracts between any Company, on the one hand, and any Affiliate of a Company, on the other hand.  To the Knowledge of the Seller Parties, no Seller Party, equityholder of a Seller Party or officer of any Company or any of their respective spouses or immediate family members, owns directly, on an individual or joint basis, or has any material interest in any tangible or intangible property that any Company uses in the conduct of its business, other than any ownership interest in any Company; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any Person and that are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be an “interest” under this Section 4.19 as long as the Person owning such securities has no other connection or relationship with such Person.

Customers; Suppliers.

  Section 4.20 of the Disclosure Schedule sets forth a true, correct and complete list of (a) the ten (10) largest customers of each Company (based on amounts of revenues from the customers for the trailing twelve (12)-month period ended July 31, 2020) (the “Top Customers”); (b) any financial institution, third party processor or other Person through which any Company directly or indirectly offers products or services that are enabled or facilitated by a Payment Network (“Payment Partners”); (c) the ten (10) largest referral partners of each Company (based on amounts of payments to the referral partners for the trailing twelve (12)-month period ended July 31, 2020, with “referral partner” meaning any Person which is a party to a Contract with any Company under which such Person refers or markets the products or services of such Company without an integration to the products or services of such Person) (the “Top Referral Partners”); (d) the ten (10) largest software integration partners (based on amounts of payments to the software integration partners for the trailing twelve (12)- month period ended July 31, 2020, with “software integration partner” meaning any Person which is a party to a Contract with any Company under which the products or services of such Person are integrated with the products or services of such Company) (the “Top Integration Partners”); and (e) the ten (10) largest suppliers or vendors (exclusive of Payment Partners, referral partners and software integration partners) of each Company (based on amounts of payments to the suppliers for the trailing twelve (12)-month period ended July 31, 2020 (the “Top Suppliers”). No Top Customer has indicated to any Company in writing, or to the Knowledge of the Seller Parties, orally, that it will stop, or materially decrease the rate of, buying services or products from any Company, either as a result of the transactions contemplated by this Agreement or otherwise.  No Payment Partner, Top Referral Partner, Top Integration Partner or Top Supplier has indicated to any Company in writing, or to the Knowledge of the Seller Parties, orally, that it will stop, or materially decrease the rate of, providing services or products to any Company or otherwise materially alter its business relations with any Company, either as a result of the transactions contemplated by this Agreement or otherwise.

Unlawful Payments

.  Since December 31, 2016, no Company, nor, to the Knowledge of the Seller Parties, any representative of any Company in the context of operating any Company’s businesses or acting on behalf of any Company, has corruptly offered or given anything of material value to:  (a) any official of a Governmental Authority or political party, or any candidate for political office or (b) any other Person while knowing that all or a portion of such money or thing of value would be used unlawfully or offered, given or promised, directly or indirectly, to any member of a Governmental Authority or candidate for political office, in any of the foregoing cases in (a) and (b), for the purpose of the following: (i) influencing in any material respect any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (ii) inducing such Person to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist any Company in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist the Companies in obtaining or retaining business for, or with, or directing business to, any Person.

4.22Data Protection; Sensitive Data.

(a)To the Knowledge of the Seller Parties, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a violation or breach of any applicable Privacy Laws.

(b)In the past three (3) years, to the Knowledge of the Seller Parties, there has been no Data Compromise Event that would require any Company to notify any Government Authority or other Person of any Data Compromise Event.

(c)Except as disclosed on Section 4.22 of the Disclosure Schedule, Sensitive Data collected or received by the Companies in connection with providing services or products (i) was collected, used, disclosed and safeguarded in accordance with all applicable Laws or agreements, or both, and (ii) when collected, used, disclosed or safeguarded by the Companies, in any manner in which the Sensitive Data was collected, used, disclosed or safeguarded prior to the date hereof, (A) does not infringe the patent, copyright, trademark, trade secret, or other intellectual property rights of any Person, (B) does not violate the privacy rights of any Person, and (C) does not violate any applicable Law or agreement. The Companies have taken all commercially reasonable steps to maintain the confidentiality and proprietary nature of the Sensitive Data, including, without limitation, implementing and maintaining an information security program that includes reasonable administrative, technical and physical safeguards designed to: (i) insure the security and confidentiality of such Sensitive Data, (ii) protect against any anticipated threats or hazards to the security or integrity of such Sensitive Data; and (iii) protect against unauthorized access to or use of such Sensitive Data that could reasonably be expected to result in a substantial harm or inconvenience to any merchant or other customer of the Companies. To the extent any Company has entered into written agreements with any vendors, service providers or other entities under which such Company provides Sensitive Data, those agreements require that such vendors, service providers and other entities protect such Sensitive Data in a manner equivalent to the protections that such Company is required by Law, or pursuant to published privacy notices, to provide to the Sensitive Data involved.

4.23Exclusivity of Representations and Warranties

.  No Seller Party nor any of its Affiliates or representatives (including any Company) is making any representation or warranty on behalf of any Company or Seller Party of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Companies), except as expressly set forth in this Article IV (including the related portion of the Disclosure Schedule), and the Seller Parties hereby disclaim any such other representations or warranties.

ARTICLE V
Representations and Warranties of Buyer

Buyer warrants and represents to Seller Parties as follows:

Due Formation

. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

Authority

.  Buyer has the full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Buyer.  This Agreement has been, and at Closing each other Transaction Document will be, duly executed and delivered by Buyer and do or will, as the case may be (in each case assuming due authorization, execution, and delivery by the Seller Parties), valid and binding upon, and enforceable against, Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.03No Violations.

(a)The execution, delivery and performance of this Agreement and each Transaction Document by Buyer do not and will not, after the giving of notice, or the lapse of time, or otherwise: violate, conflict with, result in a breach of, or constitute a default under, the organizational documents of Buyer, or any Law or any material contract, agreement, commitment or plan to which Buyer is a party, except for those that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)The execution and delivery by Buyer of this Agreement and each Transaction Document do not, and the performance by Buyer of its obligations hereunder and thereunder will not, require Buyer to obtain any consent, order, approval, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority, except where failure to obtain such consents, orders, approvals, authorizations or actions, make such filings or give such notices would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Brokers

.  There is no Person acting on behalf of, or representing, Buyer or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity who will be entitled to any fee in connection with the transactions contemplated hereby.

Litigation

.  There are no Proceedings pending against Buyer or any of its assets or properties at law or in equity, before or by any Governmental Authority, or by any other Person, that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

Financial Ability

.  Buyer has on the date of this Agreement, and on the Closing Date Buyer shall have, all funds necessary to purchase the Membership Interests and to consummate the transactions contemplated by this Agreement and the Transaction Documents.  There is no financing contingency or condition applicable to the transactions contemplated by this Agreement.

Acquisition of Interests for Investment

.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement.  Buyer confirms that the Seller Parties have made available to Buyer and Buyer’s agents and representatives the opportunity to ask questions of the officers and management employees of the Companies as well as access to the documents, information and records of the Companies and to acquire additional information about the business and financial condition of the Companies, and Buyer confirms that it has made an independent investigation, analysis and evaluation of the Companies and their respective properties, assets, business, financial condition, documents, information and records.  Buyer is acquiring the Membership Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such equity interests.  Buyer understands and agrees that such equity interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

Buyer’s Investigation and Reliance

.  Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Companies and the Membership Interests and (b) will not, other than in connection with the indemnification obligations of the Seller Party’s pursuant to Article XI of this Agreement, assert any claim against the Seller Parties, the Companies or any of their respective officers, directors, employees, agents, members, managers, creditors, Affiliates or representatives, or hold the Seller Parties, the Companies or any such Person liable, for any inaccuracies, misstatements or omissions with respect to such information. Buyer has been provided with full and complete access to the representatives, properties, offices, plants and other facilities, books and records of the Companies and other information that it has requested in connection with its investigation of the Companies and the transactions contemplated hereby.  Except for the representations and warranties contained in Article IV (including the related portion of the Disclosure Schedule), no Seller Party or Company makes any representation or warranty as to the truth, accuracy or completeness of any materials, data or information, delivered by the Seller Parties or the Companies to Buyer in connection with the transactions contemplated hereby.  Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller Parties or the Companies, or any of their respective Affiliates or representatives, except as expressly set forth in Article IV (including the related portion of the Disclosure Schedule).  Buyer acknowledges and agrees that all materials, data and information delivered by the Seller Parties or the Companies to Buyer in connection with the transactions contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE RELATED PORTION OF THE DISCLOSURE SCHEDULE), IT IS UNDERSTOOD AND AGREED THAT NO SELLER PARTY IS MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE COMPANIES OR THE MEMBERSHIP INTERESTS, INCLUDING ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS DELIVERED BY THE SELLER PARTIES OR THE COMPANIES OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF THE SELLER PARTIES TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE COMPANIES OR THE MEMBERSHIP INTERESTS.

Exclusivity of Representations and Warranties

.  Neither Buyer nor any of its Affiliates or representatives is making any representation or warranty on behalf of Buyer of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article V, and Buyer hereby disclaims any such other representations or warranties.

ARTICLE VI
Pre-Closing Covenants

6.01Consents; Government Filings.

(a)Subject to the provisions of this Section 6.01, Buyer, on the one hand, and the Seller Parties, on the other hand, shall, and each shall cause their respective Affiliates and representatives to, use commercially reasonable efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be, or become, necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Documents, (ii) take all such actions as may be requested by any such Governmental Authority or official to obtain such authorizations, consents, orders and approvals and (iii) avoid the entry of, or to effect the dissolution of, any Order, judgment, temporary restraining order or other order in any Proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby. Each party will cooperate with the reasonable requests of the other parties in seeking promptly to obtain all such authorizations, consents, orders and approvals.

(b)Subject to applicable Law, each party to this Agreement shall promptly notify the other parties of any oral or written communication it receives from any Governmental Authority (excluding for the purposes of this Section 6.01(c), the Securities and Exchange Commission) relating to the matters that are the subject of this Agreement, permit the other parties to review in advance any communication proposed to be made by such party to any Governmental Authority and shall provide the other party with copies of all correspondence, filings or other communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand. No party to this Agreement shall agree to participate in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or such conversation. Each party to this Agreement agrees to consult with the other parties on an ongoing basis regarding, and to keep the other parties apprised of the status of, the authorizations, consents, orders and approvals that are the subject of this Section 6.01 and the actions planned to be taken by such party with respect thereto. Subject to applicable Law and the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.

(c)Each party to this Agreement agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated hereby; provided, however, that no party shall be required to compensate any third party, commence or participate in any litigation, or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.

Access to Records

.  Pending Closing, the Seller Parties shall, and shall cause the Companies to, at all reasonable times, and upon reasonable prior notice, make the assets and properties and financial, operational and other books and records of the Companies available for examination, inspection and review by Buyer and its representatives who are bound by the terms of the Confidentiality Agreement; provided, however, that (a) Buyer shall not contact any customer of any Company without the Sellers’ Representative’s prior written consent, (b) Buyer’s inspections and examinations shall be conducted during normal business hours, (c) Buyer shall not unreasonably disrupt the normal operations of the Companies, and (d) in no event shall Buyer be permitted to perform any invasive or intrusive environmental testing and/or sampling without the Sellers’ Representative’s prior written consent to such testing and the proposed scope of same.  Buyer hereby acknowledges and agrees that neither the review by Buyer or its lenders, agents or representatives pursuant to this Section 6.02, nor the existence of this Section 6.02, shall be interpreted as any manner of “due diligence” condition precedent to the consummation of any of the transactions contemplated hereby.  Buyer shall immediately repair all damage to the Leased Real Property occurring as a result of Buyer’s investigations hereunder, and Buyer shall indemnify and hold the Seller Parties and the Companies harmless with respect to any damages arising as a result of Buyer’s inspections hereunder.

Conduct Pending Closing

.  From the date hereof until the Closing, the Seller Parties shall, and shall cause the Companies to, conduct and carry on their businesses in the Ordinary Course, and use commercially reasonable efforts to preserve intact the assets and properties of the Companies, reasonable wear and tear excepted, as well as the Company Employees, and maintain and preserve their relationships with customers, suppliers and others having business relationships with the Companies.  Except as contemplated by this Agreement, as set forth in Section 6.03 of the Disclosure Schedule or as otherwise consented to in writing by Buyer, which consent shall not be unreasonably conditioned, delayed or withheld, the Seller Parties shall, and shall cause the Companies to:

(a)not split, combine or reclassify any Membership Interests or other equity interests;

(b)not declare, set aside, make or pay any dividend or other distribution in respect of the Membership Interests or any other equity interests of any Company (other than dividends or distributions made in cash prior to the Closing);

(c)not authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Membership Interests or other equity interests, or grant any stock appreciation, phantom stock, profit participation, profits interests or similar rights or obligations with respect to any Membership Interests or other equity interests;

(d)not redeem or repurchase any Membership Interests or other equity interests, except repurchases of any equity interests issued to employees or directors of, or consultants or advisors to, any Company in connection with the termination of such employee, director, consultant or advisor;

(e)make any change to the certificate of formation, limited liability company agreement or other organizational documents of any Company;

(f)not purchase, sell, lease, license, mortgage, pledge or otherwise acquire or dispose of any properties, rights or assets with a value in excess of $50,000;

(g)other than in the Ordinary Course, not enter into, or become obligated under, any Contract that would be a Material Contract if existing on the date hereof except for any lease, contract, agreement or commitment with respect to capital expenditures in accordance with Section 6.03 or not prohibited by Section 6.03(p);

(h)except as specifically provided in this Agreement, materially amend, waive or terminate (except in the event the term thereof ends) any Material Contract; provided, however, that the foregoing shall in no event prohibit any Company from amending, renewing or extending Material Contracts in the Ordinary Course;

(i)not enter into any agreement or commitment with any Affiliate of any Seller Party or any Company other than in the Ordinary Course and terminable without payment or penalty by the applicable Company on or before Closing;

(j)not grant any Lien, or permit or suffer to exist any Lien, other than a Permitted Exception, on any of the properties or assets of the Companies, except, in each case, in the Ordinary Course or pursuant to credit facilities in existence on the date hereof (or any extensions, renewals or refinancings thereof) or cancel any material debts or waive any material claims or rights of any Company other than in the Ordinary Course;

(k)not change, amend or otherwise modify any accounting practice or policy, except as required by Law or changes in GAAP or as contemplated by the Accounting Principles;

(l)not make, change or revoke any election relating to Taxes of the Companies, change any Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any Tax closing agreement, or settle or compromise any Tax claim or liability (other than the payment of Taxes in the ordinary course of business) with respect to Taxes of the Companies, agree or consent to any extension or waiver of any statute of limitations with respect to any assessment or determination of any Taxes of the Companies, or surrender any right to claim a Tax refund related to Taxes of the Companies;

(m)increase in any respect the compensation, salary, wages, bonus or fringe benefits of any current or former director, officer, manager, employee, consultant or other service provider of any of the Companies (including any current or former leased employees), or any spouse, dependent or beneficiary thereof, other than as required by any Employee Plan existing on the date hereof or applicable Law or as expressly contemplated under this Agreement;

(n)make any increase in, or accelerate the vesting of, the compensation or benefits payable or to become payable, or grant any retention, severance or termination pay (or rights thereto) to any current or former director, officer, manager, employee, consultant or other service provider of any of the Companies (including any current or former leased employees), or any spouse, dependent or beneficiary thereof, or enter into, amend or terminate any Employee Plan (or enter into any new plan or arrangement that would be an Employee Plan if in effect on the date hereof), other than as required by any Employee Plan existing on the date hereof or applicable Law or as expressly contemplated under this Agreement;

(o)maintain in full force and effect, policies of insurance of substantially the same type, character and coverage as the policies carried and maintained by the Companies as of the date of this Agreement;

(p)not authorize or commit to make any capital expenditures following the Closing except aggregate capital expenditures of less than $50,000;

(q)not adopt a plan of merger, consolidation, liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization; and

(r)not agree or commit to do or otherwise take any action inconsistent with any of the foregoing.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct any of the Companies’ operations prior to the Closing.

Commercially Reasonable Efforts

. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate, to satisfy such party’s closing conditions and make effective the transactions contemplated hereby, to obtain all of such party’s necessary waivers, consents and approvals under applicable Laws and to effect all of such party’s necessary registrations and filings under applicable Laws, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the other party hereto the benefits contemplated by this Agreement.

Exclusive Dealing

.  None of the Seller Parties will, and the Seller Parties shall cause the Companies and their respective Affiliates not to, directly or indirectly, through any officer, director, employee, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to an acquisition or purchase of all or a material portion of the assets of, or an equity interest in, any Company or any merger, consolidation or business combination with any Company or other similar transaction (each a “Potential Transaction”), (b) enter into any Contract with respect to a Potential Transaction or enter into any Contract requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby, or (c) participate in any discussions or negotiations regarding or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller Parties shall, and the Seller Parties shall cause the Companies and their respective representatives and controlled Affiliates to, (i) immediately cease any discussions or negotiations of the nature described in this Section 6.05 that were conducted prior to the date hereof; (ii) promptly notify any party with which such discussions or negotiations were being held of such termination; and (iii) promptly request in writing that all Persons to whom nonpublic information concerning any Company has been distributed on or prior to the date of this Agreement return or destroy such information to such Company as soon as possible.

Notice of Certain Events

. Each party will give prompt notice to the other parties of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Seller Parties or Buyer, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article VII or Article VIII hereof and (b) any failure of any Seller Party or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement. The Seller Parties acknowledge that Buyer does not and will not waive any rights it may have under this Agreement as a result of any such notifications.

ARTICLE VII
Conditions to Closing Applicable to Buyer

The obligations of Buyer hereunder are subject to the following conditions precedent:

Bring-Down of Seller Party Warranties and Covenants

.  (a) The warranties and representations made by the Seller Parties in Article IV (i) that are qualified by Material Adverse Effect or materiality must be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date, and (ii) that are not qualified by Material Adverse Effect or materiality must be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date; (b) the Seller Parties shall have performed and complied with, in all material respects, all agreements, covenants and conditions on their respective parts required to be performed or complied with by this Agreement on or prior to the Closing Date; (c) no Material Adverse Effect must have occurred; and (d) at the Closing, Buyer shall have received a certificate executed by an authorized officer of each Seller (or, if such Seller is an individual, executed by such Seller) evidencing satisfaction of the conditions set forth in clauses (a), (b) and (c).

No Order

.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

Closing Deliverables

. Buyer must have received all of the documents, instruments, and certificates required to be delivered by or on behalf of the Seller Parties at or prior to the Closing pursuant to Section 3.02.

ARTICLE VIII
Conditions to Closing Applicable to Seller Parties

The obligations of the Seller Parties hereunder are subject to the following conditions precedent:

Bring-Down of Buyer Warranties and Covenants

. (a) The warranties and representations made by Buyer herein to the Seller Parties in Article V (i) that are qualified by Buyer Material Adverse Effect or materiality must be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date, and (ii) that are not qualified by Buyer Material Adverse Effect or materiality must be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date; (b) Buyer shall have performed and complied with, in all material respects, all agreements, covenants and conditions on its part required to be performed or complied with by this Agreement on or prior to the Closing Date; and (c) at the Closing, the Seller Parties shall have received a certificate executed by an authorized officer of Buyer evidencing satisfaction of the conditions set forth in clauses (a) and (b).

No Order

.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

Closing Deliverables

. The Seller Parties must have received all of the documents, instruments, and certificates required to be delivered by or on behalf of Buyer at or prior to the Closing pursuant to Section 3.03.

ARTICLE IX
Termination

Termination

.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)by mutual consent of Buyer and the Sellers’ Representative;

(b)by Buyer or the Sellers’ Representative, if the Closing shall not have occurred on or before 5:00 p.m. ET on December 31, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party that has breached or failed to perform of any of the covenants and agreements of such party set forth in this Agreement and such breach shall have been the cause of, or resulted in, the failure of the Closing to have occurred by the End Date;

(c)by Buyer, if the Seller Parties shall have breached or failed to perform of any of the covenants and agreements of the Seller Parties set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Article VII and (ii) is not cured prior to the earlier of (A) 30 days following receipt by the Sellers’ Representative of written notice of such breach or failure and (B) the End Date; provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(d)by the Sellers’ Representative, if Buyer shall have breached or failed to perform of any of the covenants and agreements of Buyer set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Article VIII and (ii) is not cured prior to the earlier of (A) 30 days following receipt by Buyer of written notice of such breach or failure and (B) the End Date; provided, further, that the Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if the Seller Parties are then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(e)by Buyer or the Sellers’ Representative, if a court of competent jurisdiction or other Governmental Authority issues a final, non-appealable Order, or takes any other action, or any Law exists, in each case, that prevents or otherwise prohibits the Closing or that otherwise has the effect of making the Closing or the transactions contemplated by this Agreement illegal.

Effect of Termination

.  In the event that this Agreement is terminated pursuant to Section 9.01, written notice thereof shall be given to the other party, specifying the provision(s) pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except (a) for the provisions of Article I, Article XII and this Section 9.02, all of which shall survive termination of this Agreement and (b) that no termination shall relieve any party from liability for any material breach of this Agreement.

ARTICLE X
Certain Other Understandings

10.01Employee Matters.

(a)Subject to any limitations or requirements imposed by applicable Law, for the twelve (12) months immediately following the Closing Date, or, if earlier, until the termination of their employment or service, Buyer shall cause the Companies to provide to those individuals who were employed by any Company immediately prior to the Closing Date and who remain employed after the Closing Date (the “Company Employees”), (i) base salary or hourly wage rates that, on an individual basis, are no less favorable than those provided to such Company Employee immediately prior to the Closing Date, (ii) annual target cash bonus opportunities (other than equity-based compensation) that, on an individual basis, are no less favorable than the annual target cash bonus opportunities (other than equity-based compensation) available to such Company Employee immediately prior to the Closing Date, and (iii) employee benefits (other than equity-based compensation) that are substantially comparable in the aggregate to the employee benefits provided (A) to the Company Employees as of immediately prior to the Closing Date, with respect to the period between the Closing Date and December 31,

2020 and (B) to Buyer’s or its Affiliates’ similarly situated employees, with respect to the period following December 31, 2020. Buyer will cause the Companies to be responsible for and timely pay any obligations associated with benefits arising under ERISA Sections 601 and 602 and Code Section 4980B or any similar state Law (“COBRA”), including any pre-Closing qualifying events under COBRA. Notwithstanding the foregoing, this Section 10.01(a) shall not prohibit the Buyer or the Companies from reducing the salary, wages or other compensation of any Company Employee if such reduction is contemporaneous with and proportionate to any salary, wage or compensation reduction programs affecting Buyer’s or its Affiliates other similarly-situated employees.

(b)Following the Closing, Buyer shall, or shall cause its Affiliates and the Companies to, cause any employee benefit plans covering any of the Company Employees following the Closing Date (collectively, the “Post-Closing Plans”) to, except to the extent such service credit would result in a duplication of benefits for the same period of service, such past service is not recognized for similarly-situated employees of Buyer or with respect to any plan or benefit that is grandfathered or frozen as to participation or accruals, (i) recognize the service of each Company Employee with the Companies prior to the Closing Date for purposes of eligibility to participate, vesting and, solely with respect to severance levels and paid time-off, benefit accruals, to the extent set forth in Section 4.11(a) of the Disclosure Schedule,  (ii) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Company Employees and their dependents to the same extent such preexisting conditions, exclusions and service conditions were waived under any similar Employee Plan prior to the Closing Date, to the extent Buyer can reasonably determine that such preexisting conditions, exclusions and service conditions were waived under any similar Employee Plan prior to the Closing Date, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to Company Employees or their dependents following the Closing to the same extent such waiting period limitation was waived under any similar Employee Plan prior to the Closing Date, to the extent Buyer can reasonably determine that such waiting period limitation or evidence of insurability requirement was waived under any similar Employee Plan prior to the Closing Date.  Following the Closing, Buyer shall or shall cause the Companies to credit the Company Employees and their dependents under the applicable Post-Closing Plan that is a group health plan for amounts paid prior to the Closing Date during the plan year in which the Closing Date occurs under a corresponding Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Post-Closing Plan, provided Buyer obtains within thirty (30) days after Closing adequate substantiation of the incurrence of such deductibles, co-payments and out-of-pocket maximums. Following the Closing, Buyer shall, or shall cause the Companies and their respective Affiliates to, cause each Company Employee to be eligible to receive under the Post-Closing Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued on the Companies’ payroll records as of the Closing Date and available to the Company Employee from any Company immediately prior to the Closing, subject to the terms of the applicable Employee Plan under which such benefits are provided with respect to the mechanics of taking such periods of leave and not as to the amount of leave itself.

(c)Prior to the Closing Date, the Companies shall, if specifically requested in writing by Buyer no later than five (5) business days prior to the Closing Date, adopt resolutions, conditioned on the occurrence of the Closing, to cause one or more Employee Plans to terminate as of a date on, immediately before or after the Closing Date (as determined by Buyer and at the sole cost of Buyer if advance notice periods cannot be satisfied in advance of Closing) All resolutions adopted or executed in connection with the implementation of this Section 10.01(c) shall be subject to Buyer’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d)Nothing contained in this Section 10.01 shall be construed as requiring the continued employment or engagement of any employee or other service provider after the Closing Date.  Nothing in this Section 10.01 shall (i) create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any Person other than the parties hereto, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under this Section 10.01 or (ii) be deemed an amendment or modification of, or waiver under, any Employee Plan or any employee benefit plan of Buyer or any of its Affiliates.  Nothing in this Agreement shall be deemed to require duplicate benefits to be paid or provided to or with respect to any employee under any Employee Plan or any employee benefit plan of Buyer or any of its Affiliates for the same period of service.

(e)The Companies shall, at or prior to the Closing, process a special payroll pursuant to which the Companies shall pay to each Company Employee an amount equal to his or her discretionary 2020 annual bonus. The Companies shall consult with Buyer with respect to the allocation of the discretionary 2020 annual bonus among the Company Employees and with respect to any communication to the Company Employees related to the payment of such discretionary 2020 annual bonus. Notwithstanding anything in Section 10.01(a) to the contrary, Buyer shall have no obligations following the Closing with respect to 2020 annual bonuses for the Company Employees.

10.02Tax Matters.

(a)Pre-Closing Tax Periods.  Except to the extent provided for in Section 10.02(b), at the Seller Parties’ expense, Buyer shall be responsible for the preparation and timely filing of all Tax Returns required to be filed with respect to the Companies for any Tax period ending on or before the Closing Date (the “Pre-Closing Tax Period”) for which the Tax Return is not due prior to the Closing Date (taking into account extensions of time to file) or for any period that begins on or before and ends after the Closing Date (the “Straddle Period”). Such Tax Returns shall be true, complete and correct, in all material respects, and prepared in substantial compliance with applicable Law and past practice (except as required by applicable Law).  The Sellers’ Representative, on behalf of the Seller Parties, shall reimburse Buyer for the Taxes of or with respect to any Company for any Pre-Closing Tax Period, including the portion of a Straddle Period ending on the Closing Date, to the extent such Taxes are not reflected in the reserve for Tax liability included in the computation of Net Working Capital and reflected in the Final Closing Adjustment Statement, no later than five (5) days prior to the due date of such Tax Returns.

(b)Income Tax Returns for Media Payments. Notwithstanding any other provision of this Agreement, the Sellers’ Representative shall prepare, or cause to be prepared, at the expense of the Seller Parties, and file, or cause to be filed, the Pass-Through Tax Return for Media Payments.  The parties agree that all Tax deductions for Transaction Expenses will be allocated to the Pre-Closing Tax Period and reported on such Pass-Through Tax Return to the extent permitted under applicable Law and agree not to take any position on such Pass-Through Tax Return that is inconsistent with such treatment.  Such Tax Return shall be true, complete and correct in all material respects, and prepared in substantial compliance with applicable Law and past practice (except as required by applicable Law).  The Sellers’ Representative shall provide a draft of such Pass-Through Tax Return to Buyer, for its review and comment, no later than thirty (30) days prior to filing of such Tax Return.  Buyer shall provide any written comments to the Sellers’ Representative within fifteen (15) days of receipt of such draft Tax Return. Buyer and the Sellers’ Representative shall work together in good faith to resolve any comments. In the event the parties cannot resolve any comments, the Parties shall engage the Independent Auditor to resolve all issues having a bearing on such disputed items and such resolution shall be final and binding on the Parties. The Independent Auditor shall use commercially reasonable efforts to complete its work within thirty (30) days of its engagement.  The fees and expenses of the Independent Auditors shall be shared equally by Buyer, on one hand, and the Seller Parties, on the other. For purposes of this Section 10.02, the term “Pass-Through Tax Return” shall mean any federal, state or local Tax Return relating to the determination of income and related income Tax liability with respect to Media Payments the Taxes for which the direct or indirect owners of Media Payments would be liable as a matter of Law (e.g., the income Tax liability for items of income, gain, loss and deduction passed-through Media Payments to the owners for federal, state and local income Tax purposes).  CPS Media, DB&AS, and Hughes shall timely pay or cause to be timely paid all Taxes due and payable with respect to all such Pass-Through Tax Returns.

(c)Tax Claims, Audits, etc.  Following the Closing Date, Buyer will promptly notify the Sellers’ Representative in writing upon receiving notice from any Taxing Authority of the commencement of any claim, audit, examination, or other proceeding relating to any audit, assessment or other dispute regarding a Pass-Through Tax Return (a “Tax Proceeding”). Notwithstanding any other provision of this Agreement, the Sellers’ Representative will have the right in its discretion to control any such Tax Proceeding and elect to represent (including entering into any settlement or disposition thereof) the interests of Media Payments and its direct and indirect owners with respect to any such Tax Proceeding; provided, the Sellers’ Representative shall appoint a recognized and reputable counsel reasonably acceptable to Buyer in connection with such defense, and notify Buyer of its intent to assume the defense of such Tax Proceeding within  ten (10) Business Days of receipt of the notice of the Tax Proceeding; provided, further, that if the Sellers’ Representative elects to assume the defense of a Tax Proceeding pursuant to this Section 10.02(c), Buyer shall be entitled to participate in such Tax Proceeding (at its own expense) and the Sellers’ Representative shall not settle, abandon or otherwise resolve such Tax Proceeding without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Additionally, for any notice of final partnership adjustment received with respect to Media Payments with respect to which an “imputed underpayment” (within the meaning of Section 6225(b) of the Code) may be determined, the Sellers’ Representative shall cause Media Payments to timely make the election pursuant to Section 6226 of the Code and timely file or otherwise provide all required reports and statements, and otherwise take any other action, required by Section 6226 of the Code and the Treasury Regulations promulgated thereunder to push out the Tax adjustments or “imputed underpayment” to CPS Media, DB&AS, and Hughes. All other Tax claims, audits, examinations, or other proceedings with respect to any Company shall be controlled by Buyer, provided that if any such Tax claim, audit, examination, or other proceeding could result in a Tax indemnification obligation owed from the Seller Parties to Buyer pursuant to Section 11.01(e), then Buyer shall not settle, abandon, or otherwise resolve any such claim, audit, examination, or other proceeding without the written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)Tax Treatment. The parties agree for U.S. federal and state income Tax purposes, to treat the purchase and sale of the Membership Interests (i) with regards to CPS Payment and Custom Payment as a taxable sale of all of the assets of CPS Payment and Custom Payment to Buyer under Code Section 1001, and (ii) with regards to Media Payments, in accordance with Revenue Ruling 99-6, Situation 2 as follows: (A) with respect to Buyer, as the purchase by Buyer of all of the assets of Media Payments, and (B) with respect to CPS Media, DB&AS and Hughes, as a taxable sale of partnership interests in Media Payments to Buyer under Code Section 741.

(e)Purchase Price Allocation. For all Tax purposes, the Parties agree that the Purchase Price and the liabilities of the Companies (plus other relevant items for income Tax purposes) shall be allocated among each of the Companies and further allocated among the assets of each of the Companies in accordance with the methodology set forth on Exhibit F (the “Allocation Methodology”). The Parties acknowledge and agree that the Allocation Methodology was prepared in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder. Within thirty (30) days following the final determination of Purchase Price on the Settlement Date pursuant to Section 2.04, Buyer shall provide the Sellers’ Representative with a schedule allocating all such amounts as provided herein in accordance with the Allocation Methodology (the “Allocation Schedule”), for the Sellers’ Representative’s review and comment. If the Sellers’ Representative accepts the Allocation Schedule delivered by Buyer to the Sellers’ Representative in writing, or if the Sellers’ Representative fails to give written notice to Buyer of any objection within thirty (30) days after delivery of the Allocation Schedule, the Allocation Schedule shall become final and binding on the Parties. In the event that the Sellers’ Representative notifies Buyer in writing of any objection to the Allocation Schedule, Buyer and the Sellers’ Representative shall attempt in good faith to resolve their differences with respect to the Allocation Schedule. If Buyer and the Sellers’ Representative, however, are unable to resolve their differences within fifteen (15) days after Buyer’s receipt of the Sellers’ Representative’s objections to the Allocation Schedule, Buyer and the Sellers’ Representative shall submit any disputed items to the Independent Auditors for a resolution of the dispute, with the Independent Auditors acting as an expert and not as an arbitrator. The decision of the Independent Auditors shall be final and binding on the Seller Parties and Buyer absent manifest error. The fees and expenses of the Independent Auditors shall be shared equally by Buyer, on one hand, and the Seller Parties, on the other. Buyer and the Sellers’ Representative shall, to the extent necessary, work together in good faith to revise the Allocation Schedule to reflect any post-Closing payment made pursuant to or in connection with this Agreement (including for the avoidance of doubt, any Earnout Payments pursuant to Section 2.06 of this

Agreement), all such revisions to be consistent the Allocation Methodology and the principles set forth therein. Except as the parties may otherwise agree or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state, local or foreign Tax Law, the parties will, and will cause each of their respective Affiliates to, prepare and file all Tax Returns, including but not limited to IRS Form 8594, in a manner consistent with the final Allocation Schedule and will not take any position for Tax purposes, whether in a Tax audit or other Tax proceeding, that is inconsistent with the final Allocation Schedule, unless required by applicable Law.

(f)Amended Tax Returns. Except as required by applicable Law or as such action shall not cause the Seller Parties to have an indemnification obligation to Buyer pursuant to Section 11.01(d), neither. Buyer or Buyer’s Affiliates (including the Companies after the Closing) will not (i) amend any Company Tax Return that relates in whole or in part to any Pre-Closing Tax Period, or (ii) make or change any election or accounting method that has retroactive effect to any Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of the Straddle Period that ends on the Closing Date), without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(g)Tax Sharing Agreements. Any Tax sharing, allocation, or indemnification agreement to which any Company is a party is hereby terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(h)Overlap. In the event of any conflict of any provision of this Section 10.02 and any other provision of this Agreement, as it relates to Taxes, the provisions of this Section 10.02 shall govern.

10.03Post-Closing Access to Records and Records Retention.

(a)Buyer and the Seller Parties shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation and filing of any return or report of Taxes, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liabilities for Taxes.  Such assistance shall include making employees available on a mutually convenient basis during normal business hours to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.  The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance.  Buyer and the Seller Parties will retain for the full period of any statute of limitations and provide the other with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

(b)Without limiting Section 10.03(a) above, in order to facilitate the resolution of any claims made by or against any third party (other than any such claims made by or against the other party) after the Closing, upon reasonable notice, each party hereto shall, after the Closing but subject to any confidentiality obligation to a third Person, maintenance of attorney-client privilege and any other bona fide and good faith restriction on its ability to provide information or access: (i) afford the officers, employees and authorized agents and representatives of the other party reasonable access, during normal business hours, to the offices, properties, books and records of such party with respect to the operation of the Companies that are in the possession of such party, (ii) furnish to the officers, employees and authorized agents and representatives of the other party such additional financial and other information regarding the Companies as the other party may from time to time reasonably request and (iii) make available to the other party the employees of such party whose assistance, testimony or presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of such party.  In no event shall the Seller Parties have access to the Tax Returns of Buyer.

(c)Each Seller Party agrees for a period extending five (5) years after the Closing Date not to destroy or otherwise dispose of any records relating to the Companies and to the period prior to Buyer’s acquisition of the Membership Interests.  After such period, such Seller Party may destroy or otherwise dispose of such records if such Seller Party shall offer in writing to surrender such records to Buyer and Buyer shall fail to agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

Contact with Customers, Suppliers, and Other Business Relations

. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, Buyer hereby agrees that it is not authorized to, and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to), contact any employee, customer, supplier, distributor or other material business relation of any Company regarding any Company, its business or the transactions contemplated by this Agreement unless approved in writing in advance by the Sellers’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed.

10.05D&O Indemnification.

(a)For a period of six (6) years after the Closing Date (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the six (6) year anniversary of the Closing Date), unless otherwise required by applicable Law, Buyer shall not, and shall cause the Companies not to, amend, repeal or modify any provision in the Companies’ respective certificates of incorporation or formation, bylaws or limited liability company agreements (or equivalent organizational documents) relating to the limitation, waiver or disclaimer of fiduciary duty or indemnification, exculpation or advancement of expenses of present and former directors, managers, officers or employees of the Companies or any of their respective predecessors (collectively, the “D&O Indemnified Parties”), in their capacities as such, in any manner that would result in such provisions being less favorable to the D&O Indemnified Parties as in effect on the date hereof.

(b)The obligations under this Section 10.05 are intended to be for the benefit of each D&O Indemnified Party and such D&O Indemnified Party’s respective estate, heirs and representatives and this Section 10.05 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party or such D&O Indemnified Party’s respective estate, heirs and representatives without the consent of such D&O Indemnified Party.  It is expressly agreed that the D&O Indemnified Parties and such D&O Indemnified Party’s respective estate, heirs and representatives are third party beneficiaries of this Section 10.05 and entitled to enforce the covenants contained herein.  Nothing herein shall affect any indemnification rights that any D&O Indemnified Party or such D&O Indemnified Party’s respective estate, heirs and Representatives may have under the organizational documents of the Companies or any Law.

(c)In the event that, following the Closing, the Companies or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Companies or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 10.05.

ARTICLE XI
Indemnification

Indemnification Obligations of the Seller Parties

. Subject to the provisions of this Article XI, the Seller Parties will, jointly and severally (except with respect to Section 11.01(b), which shall be on a several and not joint basis), indemnify, defend and hold harmless Buyer and each of its officers, managers, employees, agents and representatives and each of the Affiliates, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages actually incurred by a Buyer Indemnified Party following the Closing Date (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (the “Buyer Losses”) arising out of or relating to:

(a)any breach or inaccuracy of any Seller Party Fundamental Representation;

(b)any breach of any covenant, agreement or undertaking made by such Seller Party in this Agreement;

(c)any claim made by any former or current holder of any membership interest or ownership interest in any of the Companies or in any of the Sellers, or any securities convertible into, exchangeable for or entitling the holder to receive any membership interest or ownership interest in any of the Companies or in any of the Sellers, in connection with (i) the transactions contemplated by this Agreement or (ii) any rights relating to any membership interest or ownership interest in any of the Companies or in any of the Sellers, any securities convertible into, exchangeable for or entitling the holder to receive any membership interest or ownership interest in any of the Companies or in any of the Sellers, in either case, other than in connection with Buyer’s failure to pay the consideration payable pursuant to this Agreement in accordance with the terms hereof; or

(d)any liability of a Company for any Taxes  (i) of the Seller Parties for any taxable period, (ii) imposed on any Company for a Pre-Closing Tax Period and the portion of a Straddle Period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability included in the computation of Net Working Capital and reflected in the

Final Closing Adjustment Statement, (iii) imposed on any Company as a result of its inclusion with any Person, prior to the Closing Date in a consolidated, combined, affiliated or unitary Tax group, or an integrated fiscal unit, by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law, (iv) of any Person for the Pre-Closing Tax Period imposed on any Company arising under the principles of transferee or successor liability, by contract or otherwise, or (v) for the Pre-Closing Tax Period and the portion of a Straddle Period ending on the Closing Date for which any Company is liable as a result of any tax sharing, tax indemnity or tax allocation agreement.

Indemnification Obligations of Buyer

. Buyer will indemnify and hold harmless the Seller Parties and each of their agents and representatives and each of the Affiliates, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages actually incurred by a Seller Indemnified Party following the Closing Date (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (the “Seller Losses”) arising out of or relating to:

(a)any breach or inaccuracy of any Buyer Fundamental Representation; or

(b)any breach of any covenant, agreement or undertaking made by Buyer in this Agreement.

11.03Indemnification Procedure.

(a)Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Authority) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from any other party for any Buyer Losses or any Seller Losses (as the case may be), such Indemnified Party will notify Buyer or the Sellers’ Representative, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter assuming full responsibility for any Buyer Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that, the Indemnifying Party will not have the right to assume such defense if (i) in the reasonable opinion of counsel for the Indemnified Party, there is a reasonable likelihood of a material conflict of interest between the Indemnifying Party and the Indemnified Party, (ii) the claim for indemnification relates to or arises in connection with a criminal proceeding, (iii) the principal relief sought by such action is an injunction or equitable relief against the Indemnified Party, (iv) Buyer reasonably believes that Buyer Losses relating to such claim could exceed the maximum amount that the Buyer Indemnified Parties could then be entitled to receive under this Article XI or (v) the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such audit, investigation, action or proceeding. Should an Indemnifying Party assume the defense of a third-party claim in accordance with this Section 11.03, the Indemnifying Party shall not be liable to the Indemnified Party for any of the Indemnified Party’s legal expenses incurred by the Indemnified Party in connection with the investigation or defense thereof. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10) day period, or if the Indemnifying Party is otherwise not entitled to assume such defense, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and disbursements of such counsel upon the final, non-appealable resolution of such audit, investigation, action, or proceeding; provided, however, that the Indemnifying Party will not be required to reimburse the Indemnified Party for the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)In the event an Indemnified Party claims a right to indemnification pursuant to this Article XI, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim and the facts and circumstances concerning such claim, describe the amount thereof, if known, or a good faith estimate of such amount, and the method of computation of such amount, all with reasonable particularity. As promptly as possible after the Indemnified Party has given such notice, such

Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within ten (10) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

Survival

. The parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto will terminate effective as of the Closing and will not survive the Closing for any purpose, and thereafter there will be no liability on the part of, nor will any claim be made by, any party or any of their respective Affiliates or any other Person in respect thereof (including with respect to any actual or alleged inaccuracy, misrepresentation (other than intentional fraud) or breach in respect thereof), regardless of whether such liability or claim arose or accrued before, at or after the Closing; provided, however, that each of the Buyer Fundamental Representations and Seller Party Fundamental Representations shall survive the Closing without limitation until the date that is four (4) years after the Closing Date; (b) the covenants in this Agreement only requiring performance prior to Closing shall, in each case, terminate effective as of Closing and shall not survive Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any party’s Affiliates or any other Person in respect thereof (including with respect to any actual or alleged breach in respect thereof), regardless of whether such liability or claim arose or accrued before, at or after the Closing; and (c) the covenants in this Agreement requiring performance after Closing will survive Closing in accordance with their respective terms only for such period as will be required for the party required to perform such covenant to complete the performance required thereby. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. No breach of any representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of any party hereto, after the Closing to rescind this Agreement or any of the transactions contemplated hereby.

Liability Limits

. Notwithstanding anything to the contrary set forth herein:

(a)The maximum amount of Buyer Losses that the Buyer Indemnified Parties shall be entitled to recover from each Seller Party under this Article XI shall not exceed the aggregate portion of the Purchase Price actually received by such Seller Party and its Affiliates.

(b)Prior to seeking indemnification under this Article XI or exercising any offset rights pursuant to Section 11.06 for Buyer Losses resulting from or relating to Section 11.01(a) or Section 11.01(d), a Buyer Indemnified Party shall first make a claim to seek recovery under the R&W Insurance Policy to the same extent as they would if such Buyer Losses were not subject to indemnification hereunder, except in cases of fraud by the Seller Parties in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, nothing set forth in this Section 11.05(b) shall require a Buyer Indemnified Party to file suit or pursue or initiate litigation, mediation or any other applicable proceedings against the insurer under the R&W Insurance Policy prior to seeking indemnification under this Article XI. Buyer agrees (on behalf of itself and each of its Affiliates) that (a) neither the Seller Parties nor any of their respective Affiliates shall have any liability whatsoever for or under the R&W Insurance Policy; (b) the R&W Insurance Policy shall at all times provide that the insurer thereunder (i) waives and agrees not to pursue, directly or indirectly, any subrogation rights against the Seller Parties or their respective Affiliates except in cases of fraud by the Seller Parties in connection with this Agreement and the transactions contemplated hereby; (ii) agrees that neither Buyer nor any of Buyer’s Affiliates shall have any obligation to pursue any claim against the Seller Parties or their respective Affiliates; and (iii) the absence of coverage under the R&W Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Insurance Policy to be in full force and effect for any reason (including the failure by Buyer to procure the R&W Insurance Policy), shall not expand, alter, amend, change or otherwise affect the Seller Parties’ liability under this Agreement.

(c)If any Buyer Losses or Seller Losses sustained by an Indemnified Party are covered by an insurance policy (other than the R&W Insurance Policy), or an indemnification, contribution, or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution, or similar payments; provided, however, that no Indemnified Party shall be required to institute any legal proceeding against any third party. The amount of any Buyer Losses or Seller Losses subject to indemnification under Section 11.01 or Section 11.02, as applicable, shall be determined net of any third-party insurance or indemnity, contribution or similar proceeds that have actually been recovered in cash by the Indemnified Party after deducting therefrom all deductible amounts, increases in premiums specifically tied to such recoveries and out-of-pocket costs and expenses of such recoveries in connection with the facts giving rise to the right of indemnification. If any Indemnified Party actually receives such insurance proceeds or indemnity, contribution, or similar payments after the settlement of any indemnification claim under Section 11.01 or Section 11.02, as applicable, such Indemnified Party shall refund to the Indemnifying Party the amount of such insurance proceeds or indemnity, contribution, or similar payments, up to the amount actually received in connection with such indemnification claim.

(d)No Buyer Indemnified Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity in respect of any one Buyer Loss or related group of Buyer Losses if recovery has already been obtained pursuant to Section 2.04.

Offset

. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall have the right, in its sole and absolute discretion, to set-off, reduce and offset any Earnout Amount by the amount of any Buyer Losses subject to indemnification under Section 11.01 that are finally determined or agreed upon pursuant to the terms of this Agreement or asserted in good faith pursuant to the terms of this Agreement but unresolved as of the payment date; provided, however, to the extent any such asserted but unresolved claims are finally determined or agreed upon pursuant to the terms of this Agreement not to be Buyer Losses subject to indemnification under Section 11.01, Buyer shall pay promptly to the Seller Parties such improperly withheld amount, together with interest thereon at a rate of twelve percent (12%) per annum commencing on the scheduled date of payment and continuing to and including the actual date of payment. Neither the exercise nor the failure to exercise the right set forth in this Section 11.06 will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to Buyer.

Materiality

.  For purposes of this Article XI, any breach or inaccuracy of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Tax Treatment of Indemnification.

For all Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.

ARTICLE XII
Miscellaneous

Cost and Expenses

.  Except as otherwise expressly provided in this Agreement, each of Buyer and the Seller Parties will pay their own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

Entire Agreement; Amendment

.  The Disclosure Schedule and the Exhibits referenced in this Agreement are incorporated into this Agreement, and together with the Confidentiality Agreement and the other Transaction Documents, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof.  No waiver of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.  No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by the Sellers’ Representative and Buyer.

Counterparts

.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

Assignment, Successors and Assigns

.  The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 12.04 shall be void.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

Savings Clause

.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

Headings

.  The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

Governing Law

.  The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Delaware, excluding its conflict of laws provisions.

Press Releases

. Upon execution of this Agreement, Buyer shall issue an initial press release relating to the transactions contemplated by this Agreement. Without the prior written approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), no Seller Party shall (a) make any public announcements or statements regarding this Agreement or the transactions contemplated by this Agreement or (b) make public or disclose the terms of this Agreement or any information provided by any other party hereunder, except as may be required by applicable securities Laws or applicable requirements of stock exchanges or other similar governing bodies or except, in the case of clause (b), (i) to those Persons who are assisting the parties in assessing or effecting the transactions contemplated by this Agreement such as their accountants, bankers and legal advisors, and (ii) as required by oral questions, interrogatories or requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or governmental investigation.

U.S. Dollars

.  All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

12.10Notices.

(a)All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by (i) electronic mail, (ii) certified mail, postage prepaid, or (iii) nationally recognized overnight courier with a reliable tracking system, and properly addressed as follows:

To the Seller Parties or the Sellers’ Representative:

CPS Holdings, LLC

12400 N Meridian Street,

Suite #185,

Carmel, IN 46032

Attention: Wade Eckman, Chief Executive Officer (wade.eckman@cpspayment.com)

with copy to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention:  Chris Baugher (chris.baugher@alston.com)

To Buyer:

Repay Holdings, LLC

3 West Paces Ferry Road, Suite 200

Atlanta, Georgia 30305

Attention: Tyler B. Dempsey, General Counsel (tdempsey@repay.com)

with copy to:

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street NE, Suite 3000

Atlanta, Georgia 30308

Attention: Brendan J. Thomas (brendan.thomas@troutman.com)

(b)Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c)All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 12.10, if delivered personally or by air courier, shall be effective upon delivery; if sent by electronic mail, shall be delivered upon receipt of proof of transmission and if delivered by mail, shall be effective upon deposit in the United States mail, postage prepaid.

No Third Party Beneficiaries

. This Agreement is solely for the benefit of the Seller Parties and its successors and permitted assigns with respect to the obligations of Buyer under this Agreement is solely for the benefit of Buyer and its successors and permitted assigns with respect to the obligations of the Seller Parties under this Agreement.  This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right, except (a) as set forth in Section 10.05, which shall inure to the benefit of the Persons expressly referenced therein and benefiting therefrom, who are intended to be third-party beneficiaries thereof, and (b) Section 12.17, which shall inure to the benefit of Alston & Bird LLP, who is intended to be a third-party beneficiary thereof, and, in each case, their respective successors and permitted assigns, who are intended to be third-party beneficiaries thereof, and none of such Sections may be amended, modified or waived in manner adverse to such applicable third-party beneficiary thereof without the consent of such third-party beneficiary.

Jurisdiction and Consent to Service

.  Each of the Seller Parties and Buyer (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought in the federal courts located in the State of Delaware or, in the event (but only in the event) such courts do not have subject matter jurisdiction, the courts of the State of Delaware; (b) consents to the non‑exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process.

Equitable Remedies

.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement of this Agreement, the non‑breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches of any covenant or agreement of this Agreement and (b) will waive, in any action for specific performance, the defense of the adequacy of a remedy at law and any requirement of a bond or other security.

WAIVER OF A JURY TRIAL

.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

No Presumption Against Drafter

.  Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

Disclosure Schedules

.  Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Buyer or the Seller Parties, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer or the Seller Parties, as applicable. Any description of any agreement, document, instrument or plan set forth on any Section of the Disclosure Schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument or plan. Any item disclosed in any Section of the Disclosure Schedule shall be deemed to have been disclosed with respect to each section in this Agreement (regardless of whether or not such section is qualified by reference to a Section of the Disclosure Schedule) if the relevance of such disclosure to such section is reasonably apparent.

Waiver of Conflicts

. Recognizing that Alston & Bird LLP has acted as legal counsel to the Companies, CPS Seller, and CPS Media prior to the Closing, and that Alston & Bird LLP intends to act as legal counsel to CPS Seller and CPS Media after the Closing, Buyer (including on behalf of the Companies) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Alston & Bird LLP representing CPS Seller and/or CPS Media and/or their respective Affiliates after the Closing (including with respect to any disputes arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby).  In addition, all communications involving attorney-client confidences between the Companies and/or their respective Affiliates

(including the Seller Parties and their Affiliates) prior to the Closing in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be work product or attorney-client privileges or confidences that following the Closing belong solely to the Seller Parties (and not the Companies).  Accordingly, following the Closing, no Company shall be entitled to control or waive any such privilege or confidence or have any access to any such communications, or to the files of Alston & Bird LLP relating to its engagement in connection with the transactions contemplated by this Agreement, unless such communications are relevant and necessary, in the reasonable judgment of one of the Companies, to litigation between such Company and any other party other than the Seller Parties, the Sellers’ Representative or their respective Affiliates.

12.18Sellers’ Representative.

(a)Each Seller Party approves the designation of and designates CPS Holdings, LLC as the representative of the Seller Parties and as the attorney-in-fact and agent for and on behalf of each Seller Party (the “Sellers’ Representative”) with respect to claims under this Agreement (including matters under this Agreement where reference is made to the Sellers’ Representative) and the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Sellers’ Representative under this Agreement, including the exercise of the power to:

(i)authorize, agree to, or initiate any proceeding challenging the Estimated Statement, the Closing Statement, or the amount of any adjustments to the Purchase Price;

(ii)take all actions necessary in the judgment of the Sellers’ Representative for the accomplishment of the foregoing;

(iii)any election to waive any condition or provision of this Agreement; and

(iv)the execution and delivery of any certificates, certifications, representation letters, or other documents required to be delivered by the Seller Parties pursuant to the terms of this Agreement.

(b)Each Seller Party will be bound by all actions taken and documents executed and delivered by the Sellers’ Representative in its capacity as the Sellers’ Representative hereunder, including actions taken in connection with Section 12.18(a), and Buyer will be entitled to conclusively rely thereon.

(c)In performing the functions specified in this Agreement, the Sellers’ Representative will not be liable to any Seller Party in the absence of willful misconduct on the part of the Sellers’ Representative. The Seller Parties will jointly and severally indemnify the Sellers’ Representative and hold it harmless against any damages incurred without willful misconduct on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder in its capacity as the Sellers’ Representative.

(d)The Sellers’ Representative will not be entitled to receive any compensation from Buyer, the Seller Parties, or the Companies in connection with this Agreement.  Any out-of-pocket costs and expenses reasonably incurred by the Sellers’ Representative in connection with actions taken by the Sellers’ Representative under the terms of this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) will be promptly paid by Sellers as follows: 87.18% by CPS Seller, 5.128% by CPS Media, 5.128% by DB&AS, and 2.564% by Hughes.

(e)The Sellers’ Representative may be removed by written agreement of Sellers representing a majority of the aggregate payment to be received by Sellers at the Closing (or their respective heirs).

(f)If the entity serving as the Sellers’ Representative is removed, becomes unable to perform the responsibilities hereunder or resigns, a substitute representative will be appointed by Sellers representing a majority of the aggregate payment to be received by Sellers at the Closing (or their respective heirs).  The Sellers’ Representative may resign as the Sellers’ Representative hereunder, effective upon a new representative being appointed in writing.  The new Sellers’ Representative will provide written notice to Buyer of the occurrence of such event.

(a)The provisions of this Section 12.18 are independent and severable, will constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by each Seller Party to the Sellers’ Representative and will be binding upon the executors, heirs, legal representatives and successors of each Seller Party and any references in this Section 12.18 to a Seller Party will include the successor to such Parties’ rights hereunder, whether under testamentary disposition, the Laws of descent or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement the day and year first above written.

SELLERS:

CPS HOLDINGS, LLC

  /s/ Wade Eckman

Name: Wade Eckman

Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement the day and year first above written.

SELLERS:

CPS MEDIA, LLC

  /s/ Wade Eckman

Name: Wade Eckman

Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement the day and year first above written.

SELLERS:

DB & AS Enterprises, Inc.

  /s/ Sheila Lavin

Name: Sheila Lavin

Title:  President

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement the day and year first above written.

SELLERS:

James F. Hughes, LLC

  /s/ James F. Hughes

Name: James F. Hughes

Title: Sole Member

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement the day and year first above written.

BUYER:

REPAY HOLDINGS, LLC

  /s/ John A. Morris

Name: John A. Morris

Title: Chief Executive Officer

[Signature Page to Purchase Agreement]